                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              Brooklyn Union Gas
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              Brooklyn Union Gas
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- - --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO] BROOKLYN
       UNION

                                                  One MetroTech Center
                                                  Brooklyn, New York  11201-3850

THE BROOKLYN UNION GAS COMPANY


NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS,

PROXY STATEMENT AND

1994 FINANCIAL STATEMENTS
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CONTENTS

PROXY STATEMENT

                                        Page
                                        ----
Annual Meeting of Shareholders........     1
Proposal (1) - Election of Directors..     1
Proposal (2) - Election of Independent
 Public Accountants...................    10
Proposal (3) - Shareholder Proposal as
 to Cumulative Voting.................    10
Other Information.....................    12


FINANCIAL STATEMENTS - APPENDIX A

Financial Statement Responsibility....   A-1
Report of Independent Public Accoun-
 tants................................   A-1
Financial Review and Analysis.........   A-2
Summary of Significant Accounting Pol-
 icies................................   A-7
Consolidated Financial Statements.....   A-9
Notes to Consolidated Financial State-
 ments................................  A-13
Supplementary Information.............  A-21
Summary of Selected Financial Data and
 Statistics...........................  A-26

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[LOGO] BROOKLYN
       UNION
                                                   One MetroTech Center
                                                   Brooklyn, New York 11201-3850


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 2, 1995

The Annual Meeting of Shareholders of The Brooklyn Union Gas Company will be held at the office of the Company, One MetroTech Center, Brooklyn, New York, on Thursday, February 2, 1995 at 10 a.m., for the purpose of:

   (1) Electing Directors;

   (2) Electing independent public accountants;

   (3) Considering and acting upon a shareholder proposal as to cumulative voting; and

   (4) Transacting such other business as may properly come before the meet-ing and any adjournment thereof.

The Board of Directors has fixed the close of business on December 14, 1994 as the record date for the purpose of determining shareholders who are entitled to notice of and to vote at the meeting.

PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WITHOUT DELAY TO CORPORATE ELECTION SERVICES, P.O. BOX 1150, PITTSBURGH, PENNSYLVANIA 15230, EVEN IF YOU EXPECT TO BE PRESENT IN PERSON AT THE MEETING.

                                                   ROBERT B. CATELL
                                                   President and Chief
                                                   Executive Officer
ROBERT R. WIECZOREK
Vice President,
Secretary & Treasurer

Brooklyn, New York 11201-3850
December 29, 1994
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PROXY STATEMENT

The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201-3850
December 29, 1994

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 2, 1995

To the Shareholders of
The Brooklyn Union Gas Company:

Proxies are being solicited on behalf of the Board of Directors of The Brooklyn Union Gas Company for use at the Annual Meeting of Shareholders on February 2, 1995 and any adjournment thereof.

The proxy accompanying this statement, even if executed and returned, may be revoked by the person executing it if it has not yet been exercised. To revoke a proxy, the shareholder must file with the Secretary of the Company either a written revocation or a duly executed proxy bearing a later date.

In addition, any shareholder entitled to vote may attend the meeting and vote whether or not he or she has submitted a signed proxy. All shares represented by proxies which have been duly executed and returned will be voted at the meeting and, where a choice has been specified in the proxies, the shares will be voted in accordance with the specification so made. In the absence of speci-fication to the contrary, such proxies will be voted FOR Proposals (1) and (2) and AGAINST Proposal (3).

As of the close of business on December 14, 1994, there were 47,766,450 shares of Common Stock outstanding. Each share is entitled to one vote. Only share-holders of record at that time shall be entitled to notice of and to vote at the meeting except for participants in the Automatic Dividend Reinvestment and Stock Purchase Plan, the Discount Stock Purchase Plan for Employees and the Em-ployee Savings Plan who are entitled to vote shares held for their accounts by the agent or trustee of each such Plan.

PROPOSAL (1) - ELECTION OF DIRECTORS

Three Directors are to be elected at the Annual Meeting. The nominees for three year terms expiring in 1998 are Robert B. Catell, Kenneth I. Chenault and Ed-ward D. Miller.

The information provided below with respect to Directors includes: (1) name and age, (2) the period during which such Director has served as a Director of the Company, (3) principal occupation and business associations, (4) committee mem-berships, and (5) number of shares of Common and Preferred Stock beneficially owned. Unless otherwise noted, each Director has sole voting power and sole in-vestment power with respect to such shares. No Director or executive officer owns more than 0.03 percent of the Common Stock. This information has been sup-plied by the Directors and executive officers. Stock ownership information is as of September 30, 1994.

                                       1
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NOMINATED FOR THE TERM ENDING 1998

              ROBERT B. CATELL, AGE 57, DIRECTOR SINCE 1986

              President and Chief Executive Officer, The Brooklyn Union Gas Company

              Trustee, Independence Savings Bank, Brooklyn Law School, Brook-lyn Botanic Garden, Kingsborough Community College Foundation,
   [PHOTO] Inc., and Committee for Economic Development; Director, Brooklyn Chamber of Commerce and Downtown Brooklyn Development Associa-tion, Brooklyn Public Library, Brooklyn Bureau of Community Service, MetroTech Business Improvement District, New York City Partnership, The Business Council of New York State, Inc., New York State Energy Research and Development Authority and Gas Re-search Institute; Chairman and Director, Alberta Northeast Inc. and Boundary Gas, Inc.; Chairman, Executive Committee of the New
York Gas Group, American Gas Association, New York City Partnership - Borough Initiatives Group, New York City Commission on the Redevelopment of Naval Station New York and Advisory Board of CCNY School of Engineering; Member, Chemical Bank Regional Advisory Board, Executive Committee of the Society of Gas Lighting, New York Professional Engineers Society, Council for Environmental Quality, Chancellor's Commission on Educational Standards and Accountability

Mr. Catell has been with the Company since 1958 and an Officer since 1974. He was elected Vice President in 1977, Senior Vice President in 1981 and Executive Vice President in 1984. He was elected Chief Operating Officer in June 1986 and President in January 1990. He has served as President and Chief Executive Offi-cer since June 1991.

Member, Executive Committee
Mr. Catell beneficially owns 14,400 common shares.

              KENNETH I. CHENAULT, AGE 43, DIRECTOR SINCE 1988

              President - U.S.A., American Express Travel Related Services Co., Inc.

              Director, Quaker Oats Company and Junior Achievement of New
   [PHOTO]    York; Member, Board of Overseers, Bowdoin College

              Mr. Chenault began his career with American Express in 1981 as Director of Strategic Planning. He was elected Vice President-Marketing Merchandise Services in 1983, Senior Vice President and General Manager Merchandise Services in 1984, and Executive Vice President and General Manager-Platinum Card/Gold Card Divi-sion in 1986. In July 1988 he was elected Executive Vice Presi-dent and General Manager, Personal Card Division, Consumer Card
Group, U.S.A. He was elected to the position of President, Con-sumer Card and Financial Services Group, U.S.A. in May 1989. In 1993 he was elected to his present position.

Member, Organization and Nominating Committee and Executive Committee Mr. Chenault beneficially owns 1,136 common shares.

                                       2
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              EDWARD D. MILLER, AGE 54, DIRECTOR SINCE 1993

              President, Chemical Banking Corporation

              Trustee, Pace University and New York Blood Center; Division Chairman, New York Blood Services; President, New York State Bankers Association; Member, Association of Reserve City Bankers
   [PHOTO]
              In 1988, Mr. Miller was elected Vice Chairman of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company. He held these positions until December 31, 1991. On December 31, 1991, as a result of the merger of Manufacturers Hanover Corpo-ration and Chemical Banking Corporation, the new Chemical Bank-ing Corporation was formed. Mr. Miller was elected Vice Chairman of the Board and a Director of Chemical Banking Corporation and its flagship subsidiary, Chemical Bank, in December 1991. Mr. Miller was elected President of Chemical Banking Corporation and Chemical Bank in January 1994.

Chemical Bank, whose parent merged with Manufacturers Hanover Corporation in 1991, has various banking relationships with the Company, including acting as one of four banks which may provide loans to the Company under separately nego-tiated lines of credit and providing trust services on certain tax-exempt bonds as to which the Company has incurred indebtedness. Chemical Bank also is a counter-party on certain hedging transactions on derivative securities. It should be noted that the Company's banking relationships with Chemical Bank are completely independent of and pre-dated Mr. Miller serving on the Company's Board of Directors.

Member, Organization and Nominating Committee; Alternate Member, Executive Committee
Mr. Miller beneficially owns 1,462 common shares.

DIRECTORS WHOSE TERMS EXPIRE IN 1996

              DONALD H. ELLIOTT, AGE 62, DIRECTOR SINCE 1981

              Partner in the law firm of Mudge Rose Guthrie Alexander & Ferdon

              Director, Independence Savings Bank and New York Urban Coali-
   [PHOTO]    tion; Trustee, Independence Community Bank Corp., WNET (Channel
              13) and Long Island University

              Mr. Elliott was associated with Webster & Sheffield from 1957 until 1965 and was a Partner from 1973 until 1991. From 1966 un-til 1973 he was Counsel to the Mayor and then Chairman of the New York City Planning Commission. In 1991 he joined Mudge Rose Guthrie Alexander & Ferdon as a Partner.

Chairman, Audit Committee; Member, Organization and Nominating Committee and Executive Committee
Mr. Elliott beneficially owns 1,650 common shares.


                                       3
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              RICHARDSON PRATT, JR., AGE 71, DIRECTOR SINCE 1975

              Chairman, Charles Pratt & Co., Inc.; Director, Dime Savings Bank

              President Emeritus, Pratt Institute

   [PHOTO] Mr. Pratt was elected President of Pratt Institute in 1973 after having served as Acting President in 1972. Between 1948 and 1971 he was associated with Standard Oil (New Jersey) and Humble Oil and Refining Co. in various management positions. Mr. Pratt re-tired as President of Pratt Institute in 1990.

              Member, Audit Committee and Executive Committee

Mr. Pratt beneficially owns 3,000 common shares.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

              ANDREA S. CHRISTENSEN, AGE 55, DIRECTOR SINCE 1980

              Partner in the law firm of Kaye, Scholer, Fierman, Hays & Han-dler

              Director, American Arbitration Association

   [PHOTO] Mrs. Christensen began her association with Kaye, Scholer, Fierman, Hays & Handler in 1968 and has been a Partner since 1976.

              Chairman, Organization and Nominating Committee; Member, Audit Committee and Executive Committee

              Mrs. Christensen beneficially owns 4,545 common shares.



              ALAN H. FISHMAN, AGE 48, DIRECTOR SINCE 1989

              Managing Partner, Columbia Financial Partners, L.P. (Private In-vestment Company)

              Trustee, Helen Keller Services for the Blind; Director, Brooklyn Academy of Music
   [PHOTO]
              Mr. Fishman joined Chemical Bank in 1969. He was named Chief Fi-nancial Officer in 1979. In 1983 he was promoted to Senior Exec-utive Vice President responsible for Chemical's Investment Bank-ing activities worldwide. In 1988 he became affiliated with Neu-berger & Berman and was responsible for an investment partner-ship. In 1989 he joined American International Group, Inc. as Senior Vice President and became President of AIG Financial Services Group. In 1990 he joined the firm of Adler & Shaykin as a Managing Partner and in 1992 Mr. Fishman formed the firm of
Columbia Financial Partners, L.P. in which he is Managing Partner.

Member, Organization and Nominating Committee; Alternate Member, Executive Com-mittee
Mr. Fishman beneficially owns 2,316 common shares.

                                       4
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              JAMES Q. RIORDAN, AGE 67, DIRECTOR SINCE 1991

              Retired Vice Chairman and Chief Financial Officer, Mobil Corp.

              Director, Dow Jones & Co., Inc., Tri-Continental Corporation, Public Broadcasting Service and Seligman Select Municipal Fund,
   [PHOTO] Inc.; Director/Trustee of the mutual funds in the Seligman Group of Investment Companies; Trustee, Committee for Economic Devel-opment and The Brooklyn Museum; Member, Policy Council of the Tax Foundation

              Mr. Riordan joined Mobil Corp. in 1957 as Tax Counsel. In 1976 he was named a Director and Senior Vice President. In 1986 he became Vice Chairman and Chief Financial Officer.
He retired from Mobil Corp. in 1989. In 1989 he joined Bekaert Corporation and was elected President. He retired from Bekaert Corporation in 1992.

Member, Audit Committee; Alternate Member, Executive Committee
Mr. Riordan beneficially owns 1,500 common shares.

As of September 30, 1994 the following officers owned the number of shares of Common Stock set forth below:

                     -------------------------------------

                          Officer             Shares
                          -------             ------
                          Robert B. Catell    14,400
                          Craig G. Matthews    7,279
                          Helmut W. Peter      7,912
                          Maurice K. Shaw      7,705
                          Anthony J. DiBrita   2,796

                     -------------------------------------

On September 30, 1994 the Directors and executive officers, 22 in number, bene-ficially owned 89,004 common shares, less than one percent of the outstanding common shares of the Company. As of September 30, 1994 none of the Company's Preferred Stock was owned beneficially by any Director or executive officer.

BOARD OF DIRECTORS

The Board of Directors held 12 regularly scheduled meetings in fiscal 1994. The Board consists of eight members, including seven members who are not employees of the Company. All of the nominees are members of the Board.

COMMITTEES OF THE BOARD

The Executive Committee held one meeting in fiscal 1994. One officer member of the Board serves on this committee. The Executive Committee has authority to exercise all powers of the Board between meetings of the Board except for mat-ters as to which New York law requires that action be taken by the Board, such as the filling of vacancies on the Board, the fixing of compensation of Direc-tors and changes in the By-Laws.

The Audit Committee, all of the members of which are outside Directors, held five meetings in fiscal 1994. Its function is to review and monitor accounting and external financial reporting practices, internal controls, auditing activi-ties and the business practices and ethical standards of the Company. It is re-sponsible for recommending independent public accountants to the Board for election by shareholders.

The Organization and Nominating Committee, all of the members of which are out-side Directors, held five meetings in fiscal 1994. It recommends the remunera-tion of Directors and officers of the Company, reviews management succession plans and is charged with the responsibility for recommending nominees for election to the Board. As a continuing responsibility, each member of the Board undertakes to search for and to bring to the attention of the Board persons qualified to serve as Director. Any shareholder who wishes to recommend a can-didate for election to

                                       5
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the Board should contact the Secretary of the Company for information as to the procedure to be followed by shareholders in submitting such recommendation.

EXECUTIVE COMPENSATION

ORGANIZATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Organization and Nominating Committee of the Board of Directors, composed of five independent, non-employee Directors, administers the executive compen-sation program. The members of the Organization and Nominating Committee during fiscal 1994 were Mrs. Christensen and Messrs. Chenault, Elliott, Fishman and Miller. None of such members is or has been an officer or employee of the Com-pany or any of its subsidiaries. After review and approval by the committee, all issues relating to executive compensation are submitted to the entire Board for approval.

The philosophy of the Company as it relates to executive compensation is that the Chief Executive Officer and other executive officers should be compensated at competitive levels to attract, motivate, and retain talented employees. In this connection, the Organization and Nominating Committee reviews compensation data from the national and regional utility marketplace in order to assist in its decision making. There is a direct link to strategic financial measures and shareholder value for Chief Executive Officer compensation. See also a discus-sion under the heading "Incentive Compensation Plans" for additional informa-tion relating to all other executive officers. To achieve this performance linkage, the Company has established the Corporate Incentive Compensation Plan which places increased emphasis on performance-based pay and reduced emphasis on fixed pay in total compensation. In years when the corporate financial goals are met, corporate and individual awards are paid half in cash and half in the value equivalent of shares of the Company's Common Stock. The value of these share equivalents is required to be deferred for three years and is paid in cash at the then market value of shares of the Company's Common Stock. This de-ferral supports the long-term corporate interests in increasing stock values and retaining employees. In years when the corporate financial goals are not met, no corporate awards are paid and individual awards are reduced. This phi-losophy ensures that executive compensation is driven by successful business strategy and results-oriented objectives. The Corporate Incentive Compensation Plan awards range from two percent to a maximum of 30 percent for all officers except the Chief Executive Officer. The Chief Executive Officer's incentive compensation is based solely on corporate and subsidiary performance and will not be paid if financial goals are not met. The maximum payout for the Chief Executive Officer is 27 percent for corporate performance and 10 percent for subsidiary performance.

                                           ORGANIZATION AND NOMINATING COMMITTEE

                                     Andrea S. Christensen, Chairman
                                     Kenneth I. Chenault
                                     Donald H. Elliott
                                     Alan H. Fishman
                                     Edward D. Miller


                                       6
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SUMMARY COMPENSATION TABLE

The following table indicates the annual compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company. This information is for fiscal years ended on September 30, 1994, 1993 and 1992. No executive officer serves pursuant to an employment agreement.

                           Annual Compensation
                           ---------------------------------
                                              Other Annual
                                              Compensation
Name and Principal         Year    Salary ($) ($)(1)
Position                   ------- ---------- --------------
Robert B. Catell           1994    424,000    132,680(2)
President and Chief        1993    392,570    134,600
 Executive Officer         1992    361,175     85,845
Helmut W. Peter            1994    281,000     73,358
Executive Vice President   1993    267,333     54,600
                           1992    248,867     51,303
Craig G. Matthews          1994    281,000     72,970(2)
Executive Vice President   1993    267,333     97,876
                           1992    248,867     43,524
Maurice K. Shaw            1994    185,800     33,898
Senior Vice President and  1993    178,475     38,953
 Corporate Affairs Officer 1992    157,333     69,887
Anthony J. DiBrita         1994    177,000     31,204
Senior Vice President      1993    160,933     32,732
                           1992    136,613     22,522

(1) Includes primarily amounts awarded for each fiscal year under Brooklyn Union's incentive compensation plans. For Mr. Catell and Mr. Matthews, 1993 also includes incentive compensation awarded by a Company subsidiary.
(2) Mr. Catell and Mr. Matthews have been granted non-qualified stock options under The Houston Exploration Company ("Houston Exploration") 1994 Long-Term Incentive Plan, which options may be exercised to purchase 50,000 and 35,000 shares, respectively, of Houston Exploration, an indirect subsidiary of the Company. The date of grant for the options was July 1, 1994 and the exercise price for each option was $27.71 per share, which represented their estimated fair market value on the date of grant. As a result, in accordance with gener-ally accepted accounting principles, no compensation expense was imputed rela-tive to the options.

INCENTIVE COMPENSATION PLANS

The Board of Directors adopted the Corporate Incentive Compensation Plan (the "Corporate Plan") in fiscal 1989. The Corporate Plan provides incentives to of-ficers and other key employees who, by the nature and scope of their positions, regularly and directly make a significant contribution to the success of the Company in the achievement of goals that are important to the shareholders and customers of the Company. These goals, which are approved each year by the Board of Directors, are intended to improve corporate performance and include objectives which encourage growth in total return, increases in gross margin, improved competitive position, improved customer satisfaction and control of operating expenses. The compensation of executives has been modified by with-holding a portion of base salary increases for several years in order to shift part of base salary to incentive awards. Corporate

                                       7
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awards will not be made in any year unless the Company (a) attains an approved utility return on equity objective and (b) dividends are increased and do not exceed a certain dividend payout ratio.

Awards will be based on individual performance as well as corporate perfor-mance. Individual awards are measured against pre-established goals and cannot exceed a maximum of 15 percent of a participant's salary. The aggregate incen-tive compensation for all participants in any fiscal year may not exceed two percent of the net income available for Common Stock. The payment of incentive compensation under the Corporate Plan may be reduced or eliminated entirely at the discretion of the Board of Directors. The amount equal to one-half of any award made to a participant which is required to be deferred for three years is subject to forfeiture under certain conditions during the deferral period. Por-tions of an award which are required to be deferred are treated as if such por-tions were invested in Common Stock of the Company.

PERFORMANCE GRAPH

The Securities and Exchange Commission's executive compensation rules require that a line graph be included in the proxy statement comparing cumulative total shareholder return with a performance indicator of the overall stock market and either a published industry index or Company-determined peer comparison. As shown in the following line graph, for a period beginning September 30, 1989 through September 30, 1994, a comparison is made of cumulative total share-holder returns for the Company, the Standard & Poor's Utilities Index and the Standard & Poor's 500 Index.
                        [Performance Graph Appears Here]

                                       8
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
                                 1989    1990    1991    1992    1993    1994
                                 ------- ------- ------- ------- ------- -------
BU.............................. $100.00 $103.77 $120.15 $140.05 $170.45 $173.41
S&P Utilities................... $100.00 $ 98.89 $114.55 $130.94 $162.70 $141.53
S&P 500......................... $100.00 $ 90.76 $118.95 $131.81 $149.12 $154.66

Assumes $100 invested on September 30, 1989 in shares of The Brooklyn Union Gas Company Common Stock, the S&P Utilities Index and the S&P 500 Index, and that all dividends were reinvested.

COMPENSATION UNDER RETIREMENT PLANS

The Employees' Retirement Plan of the Company provides retirement benefits based upon the individual participant's years of service and final average an-nual compensation. Final average annual compensation is the average annual com-pensation for the highest five consecutive years of earnings during the last ten years of credited service. The following table sets forth the estimated an-nual retirement benefits (exclusive of Social Security payments) payable to participants in the specified compensation and years-of-service categories, as-suming continued active service until normal retirement age and that the Em-ployees' Retirement Plan is in effect at such time.

                                       Years of Service
                  ---------------------------------------------------------------
Remuneration(1)   20         25         30         35         40         45
- - ---------------   --------   --------   --------   --------   --------   --------
$150,000          $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000   $101,250
$200,000          $ 60,000   $ 75,000   $ 90,000   $105,000   $120,000   $135,000
$250,000          $ 75,000   $ 93,750   $112,500   $131,250   $150,000   $168,750
$300,000          $ 90,000   $112,500   $135,000   $157,500   $180,000   $202,500
$350,000          $105,000   $131,250   $157,500   $183,750   $210,000   $236,250
$400,000          $120,000   $150,000   $180,000   $210,000   $240,000   $270,000
$450,000          $135,000   $168,750   $202,500   $236,250   $270,000   $303,750
$500,000          $150,000   $187,500   $225,000   $262,500   $300,000   $337,500

(1) Calculated as the average of the highest five consecutive years of earnings during the last ten years of credited service.

The number of years of credited service for each of the Chief Executive Officer and the four other highest paid executive officers based on continued service to normal retirement age will be for R.B. Catell (44 years), H.W. Peter (25 years), C.G. Matthews (42 years), M.K. Shaw (44 years) and A.J. DiBrita (43 years).

The Internal Revenue Code of 1986, as amended, limits the annual compensation taken into consideration for and the maximum annual retirement benefits payable to a participant under the Employees' Retirement Plan. For fiscal 1994, these limits were $235,840 and $115,641, respectively. Annual retirement benefits at-tributable to amounts in excess of these limits are provided under the Supple-mental Retirement Plan of The Brooklyn Union Gas Company and not under the Em-ployees' Retirement Plan.

DIRECTORS COMPENSATION

Each outside Director is paid an annual retainer of $16,000 and a fee of $800 for each meeting of the Board or committee attended. In addition, a committee member annual retainer fee of $3,000 is paid to each member of the Audit Com-mittee and the Organization and Nominating Committee. Directors who are offi-cers receive no compensation in addition to their salaries, as members of the Board or for attendance at meetings of the Board or committees.

                                       9
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During the fiscal year ended September 30, 1994, all of the Directors attended
75 percent or more of all meetings of the Board and committees of which they were members, with the exception of Kenneth I. Chenault.

The Board of Directors has adopted the Retirement Plan for Outside Directors (Directors who are not entitled to receive benefits under the Company's Employ-ees' Retirement Plan). This plan provides retirement benefits to retired or disabled outside Directors for up to ten years depending on length of service, and is conditioned upon the recipient's availability to consult with the Com-pany and render it advice. Amounts Directors receive under this plan may not exceed the amount of the current retainer paid to present Directors, for a max-imum of ten years. Currently, Mr. Byron W. Cain and Mr. Wilbur A. Levin are re-ceiving benefits under this plan.

PROPOSAL (2) - ELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP, Independent Public Accountants, upon the recommendation of the Audit Committee of the Board, has been nominated by the Board of Directors, the officer member not voting, to serve as independent public accountants.

Arthur Andersen LLP has been the independent public accountants of the Company since 1932. This firm was recommended to serve for the 1994 fiscal year by the Audit Committee of the Board of Directors and elected by the shareholders at the Annual Meeting held February 3, 1994.

A representative of the firm will be present at the meeting with the opportu-nity to make a statement if such representative desires to do so and to answer questions posed by the shareholders.

WITH RESPECT TO NOMINEES

The Board of Directors proposes the election of three Directors and the re-election of Arthur Andersen LLP. Each nominee has consented to be named in this proxy statement and to serve if elected.

The persons acting under the proxies solicited hereby, unless directed to the contrary, will vote for the above nominees and Arthur Andersen LLP. If for any reason any nominee shall become unavailable before the date of the meeting, discretionary authority will be exercised to vote the proxies for the election of such other person or persons as the Board of Directors shall determine.

PROPOSAL (3) - SHAREHOLDER PROPOSAL AS TO CUMULATIVE VOTING

John J. Gilbert of 29 East 64 Street, New York, New York 10121-7043, Trustee under the will of Minnie D. Gilbert representing a family interest of 750 shares; and John J. Gilbert, owner of 150 shares; and Margaret R. and John J. Gilbert, Trustees under the will of Samuel Rosenthal for 600 shares, have in-formed the Company that they intend to present to the meeting a resolution re-lating to cumulative voting and have submitted the following:

RESOLVED:

That the stockholders of Brooklyn Union Gas Company, assembled in annual meet-ing in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

                                       10
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REASONS:

Continued strong support along the lines we suggest were shown at the last an-nual meeting when 16.8%, 2,722 owners of 5,000,858 shares, were cast in favor of this proposal.

A law enacted in California provides that all state pension holdings, as well as state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this dem-ocratic means of electing directors.

Also, the National Bank Act has provided for cumulative voting. Unfortunately, in so many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capabil-ity of directors to be on banking boards. However, unfortunately, in so many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

Because of normal needs to find new directors, the need for directors on com-pensation committees, we think cumulative voting is the answer. Additionally, some recommendations have been made to carry out the Valdez 10 points. The 11th should be having cumulative voting and ending stagger systems of electing di-rectors, in our opinion.

When Alaska became a state it took away cumulative voting over our objections. If the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. In many cases huge derivative losses might have been pre-vented by having directors elected through cumulative voting. I was also de-lighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

Many successful corporations have cumulative voting. For example, Pennzoil hav-ing cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system, Ingersoll-Rand, which has cumulative voting, won two awards. In FORTUNE magazine it was ranked second in its indus-try as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand ex-cels." In 1994 they raised their dividend. We believe Brooklyn Union Gas should follow these examples.

If you agree, please mark your proxy for this resolution; otherwise it is auto-matically cast against it, unless you have marked to abstain.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

An effective Board of Directors elected by all of the shareholders operates as a harmonious unit. Cumulative voting could enable a relatively small group of the shareholders to elect one or more Directors, who might be representative of, and answerable to, only the group electing them. This could cause divisions in the Board of Directors and have an adverse effect on the operation of the business and affairs of the Company. The Board of Directors believes that cumu-lative voting is not in the best interests of the shareholders and its adoption could be detrimental to the shareholders' interest as investors in the Company.

An amendment to the Certificate of Incorporation to provide for cumulative vot-ing would require the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

                                       11
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OTHER INFORMATION

DEADLINE FOR SHAREHOLDER PROPOSALS

The date by which proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received at the Company's principal executive of-fice for inclusion in its proxy statement and form of proxy relating to the meeting is August 31, 1995.

ADDITIONAL INFORMATION

The Company files an annual report on Form 10-K with the Securities and Ex-change Commission which includes additional information concerning the Company and its operations. This report, except for exhibits, will be furnished at no cost to shareholders after December 29, 1994 upon written request to The Secre-tary, The Brooklyn Union Gas Company, One MetroTech Center, Brooklyn, New York 11201-3850. Certain financial information required to be disclosed in the Company's Form 10-K is also included in Appendix A of this proxy statement.

The following information is reported as required by the New York Business Cor-poration Law. Directors and officers liability insurance covering all Directors and officers of the Company was purchased from Chubb & Son, Aetna Casualty and Surety Company, National Union Fire Insurance Company of Pittsburgh, Pa., Cor-porate Officers and Directors Assurance Ltd. and ACE Limited for a one-year pe-riod commencing May 28, 1994 at a total cost to the Company of $482,250.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's of-ficers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive of-ficers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that all filings during the fiscal year ended September 30, 1994, applicable to its executive officers, Directors and greater than ten percent beneficial owners, were made on a timely basis.

METHOD AND COST OF SOLICITATION OF PROXIES

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by Direc-tors, officers and employees of the Company. Such Directors, officers and em-ployees of the Company receive no compensation therefor other than their regu-lar remuneration. In addition, the Company will reimburse brokers, bank nomi-nees and other institutional holders for their reasonable out-of-pocket ex-penses in forwarding proxy soliciting material to the beneficial owners of Com-mon Stock of the Company.

DISCLOSURE OF "BROKER NON-VOTES" AND ABSTENTIONS

Securities and Exchange Commission rules provide that specifically designated blank spaces and boxes are provided on the proxy card for shareholders to mark if they wish either to withhold authority to vote for one or more nominees for Director or to abstain on one or more of the proposals. In accordance with New York State law, such abstentions are not counted in determining the votes cast in connection with the selection of auditors and the approval of the share-holder proposal. New York State law requires a proposal to receive a majority of only those votes cast "for" or "against" approval, thus giving both absten-tions and non-votes no effect. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for or against such individuals.

                                       12
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The shareholder proposal relative to cumulative voting is considered "non-dis-
cretionary," and brokers who have received no instructions from their clients do not have the authority to vote on this item. Such "broker non-votes" will not be considered as votes cast in determining the outcome of this shareholder proposal. All abstentions and non-votes are counted towards the establishment of a quorum.

CONFIDENTIAL VOTING

The Company, considering it to be in the best interest of its shareholders, in response to a shareholder proposal and for other reasons, has adopted a policy to the effect that all proxy (voting instruction) cards, ballots and vote tabu-lations which identify the particular vote of a shareholder are to be kept se-cret from the Company, its Directors, officers and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, Corporate Election Services, P.O. Box 1150, Pittsburgh, Pennsylvania 15230, which re-ceives and tabulates the proxies and is independent of the Company. The final tabulation is inspected by inspectors of election who also are independent of the Company, its Directors, officers or employees. The identity and vote of any shareholder shall not be disclosed to the Company, its Directors, officers or employees, nor to any third party except (i) to allow the independent inspec-tors of election to certify the results of the vote to the Company, its Direc-tors, officers and employees; (ii) as necessary to meet applicable legal re-quirements and to assert or defend claims for or against the Company; (iii) in the event of a proxy solicitation based on an opposition proxy statement filed, or required to be filed, with the Securities and Exchange Commission; or (iv) in the event a shareholder has made a written comment on such form of proxy.

OTHER MATTERS

As of a reasonable time prior to the mailing of this proxy statement, the Board of Directors of the Company knew of no other matter which is likely to be brought before the meeting. However, if any other matter shall be presented for action and comes before the meeting, it is the intention of the persons named as Proxies to vote in accordance with their judgment in such matters.

                                   By Order of the Board of Directors,

                                   ROBERT B. CATELL

                                   President and
                                   Chief Executive Officer

Dated: December 29, 1994

                                       13
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[LOGO] BROOKLYN
       UNION
                                                   One MetroTech Center
                                                   Brooklyn, New York 11201-3850


THE BROOKLYN UNION GAS COMPANY


1994 FINANCIAL STATEMENTS

APPENDIX A
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FINANCIAL STATEMENT RESPONSIBILITY

The Consolidated Financial Statements of the Company and its subsidiaries were prepared by management in conformity with generally accepted accounting principles.

The Company's system of internal controls is designed to provide reasonable as-surance that assets are safeguarded and that transactions are executed in ac-cordance with management's authorizations and recorded to permit preparation of financial statements that present fairly the financial position and operating results of the Company. The Company's internal auditors evaluate and test the system of internal controls. The Company's Vice President and General Auditor reports directly to the Audit Committee of the Board of Directors, which is composed solely of outside directors. The Audit Committee meets periodically with management, the Vice President and General Auditor and Arthur Andersen LLP to review and discuss internal accounting controls, audit results, accounting principles and practices and financial reporting matters.
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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of The Brooklyn Union Gas Company:

We have audited the accompanying Consolidated Balance Sheet and Consolidated Statement of Capitalization of The Brooklyn Union Gas Company (a New York cor-poration) and subsidiaries as of September 30, 1994 and 1993, and the related Consolidated Statements of Income, Retained Earnings and Cash Flows for each of the three years in the period ended September 30, 1994. These financial state-ments are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position and capitalization of The Brook-lyn Union Gas Company and subsidiaries as of September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1994 in conformity with generally ac-cepted accounting principles.

As discussed in Notes 1 and 2 to the Consolidated Financial Statements, the Company changed its method of accounting for income taxes and postretirement benefits effective as of October 1, 1993.

/s/ Arthur Andersen LLP

October 26, 1994
New York, New York

                                      A-1
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FINANCIAL REVIEW AND ANALYSIS

EARNINGS AND DIVIDENDS

In fiscal 1994, consolidated income available for common stock was $87.0 mil-lion, or $1.85 per share, a record, compared to $76.2 million, or $1.73 per share, in 1993, and $57.8 million, or $1.35 per share, in 1992.

Consolidated earnings, including income from equity investments, for the last three fiscal years are summarized below:

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
                       1994     1993      1992
- - -----------------------------------------------
                     (Thousands of Dollars)
Income Available for
 Common Stock
Utility             $76,665 $ 69,083  $ 68,365
- - -----------------------------------------------
Gas exploration and
 production
 Operations
  Domestic            5,707    2,707     2,485
  Canadian               --    2,739       840
 Gain (impairment)       --   12,500   (13,000)
- - -----------------------------------------------
                      5,707   17,946    (9,675)
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Energy services
 Pipeline and other   3,358    2,792     2,127
 Cogeneration         1,303      907       644
 Propane
  Operations             --   (3,078)   (3,666)
  Write-off              --  (11,451)       --
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                      4,661  (10,830)     (895)
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  Consolidated      $87,033 $ 76,199  $ 57,795
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

In 1994, utility operations provided an equity return of 12.2%. The return, which included incentives authorized by the State of New York Public Service Commission (PSC), was slightly higher than the allowed rate of 12.1%. The Com-pany has earned or exceeded its allowed return on utility common equity in 15 of the last 16 years.

In the last three years, income available for common stock from utility opera-tions has benefited from rate increases (see "Rate and Regulatory Matters"), additions of new firm gas heating customers, primarily as a result of con-verting homes and buildings from oil to gas for space heating, and the benefit of certain ratemaking incentives. The effect on utility revenues of variations due to colder- or warmer-than-normal weather during the heating season is largely offset by the weather normalization adjustment included in the Company's tariff. In 1994, utility earnings reflected higher operation expense due to the extremely cold weather last winter. However, cost management strate-gies employed throughout the year were able to offset substantially the adverse effects of the cold weather.

In 1994, earnings from gas exploration and production operations increased pri-marily due to higher U.S. production and higher average prices. Earnings from gas exploration and production in 1993 included an after tax gain of $12.5 mil-lion on the sale of a subsidiary's investment in a Canadian gas exploration and production company. This sale is the reason no earnings resulted from Canadian operations in 1994; however, the Company intends to again conduct Canadian op-erations in fiscal 1995. Earnings in 1992 included a non-cash ceiling test im-pairment charge of $13.0 million after Federal income taxes recorded to reflect the effect of low natural gas prices in March 1992 on a subsidiary's valuation of proved gas reserves.

Earnings from investments in energy services are attributable to a number of factors. The increase in earnings from pipeline and other reflects in part higher throughput by the Iroquois Gas Transmission System during its second full year of operation. The increase in cogeneration earnings reflects equity income arising from the acquisition of an interest in an operating cogeneration plant, located in Lockport, N.Y., as well as higher income from the investment in a similar plant serving a Northrop Grumman facility, and continued profit-able operations from the Company's fuel management subsidiaries. Further, earn-ings from investments in energy services increased as the Company did not incur any losses in 1994 related to its former investment in a propane company as it had in 1993 and 1992.

The consolidated rate of return on average common equity was 11.04% in 1994, compared to 10.85% in 1993 and 8.74% in 1992.

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In December 1993, the Board of Directors authorized an increase in the annual dividend on common stock to $1.35 per share from $1.32 per share, reflecting the three-for-two stock split approved in June 1993. This increase became ef-fective on February 1, 1994, when the quarterly dividend was raised to 33 3/4 cents per share from 33 cents per share. Common dividends have been increased for 18 consecutive years and paid continuously for 46 years.

SALES, GAS COSTS AND NET REVENUES

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
                                1994        1993        1992
- - -------------------------------------------------------------
                               (Thousands of Dollars)
Utility sales             $1,279,638  $1,145,315  $1,038,061
Cost of gas                 (560,657)   (466,573)   (402,137)
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Net revenues              $  718,981  $  678,742  $  635,924
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Gas production and other  $   58,992  $   60,189  $   36,799
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

Firm utility gas sales in fiscal 1994 were 133,513 MDTH compared to 128,972 MDTH in 1993 and 122,476 MDTH in 1992. Measured by annual degree days, weather was 3.1% colder than normal in 1994, and in 1993 and 1992, it was normal and 4.0% warmer than normal, respectively. In 1994, firm sales normalized for weather increased at a rate slightly below the increases in the prior two fis-cal years. Sales growth in all markets resulted primarily from conversions to natural gas from oil for space heating, especially by large apartment build-ings. During the year, gas at the burner tip was competitive with alternative grades of fuel oil, although it was priced at some premium to No. 2 grade fuel oil.

Residential heating sales in markets where the competing fuel is No. 2 grade fuel oil and sales to other small volume customers were approximately 80% of firm sales in fiscal 1994. Demand in these markets is less sensitive to peri-odic differences between gas and oil prices.

In large volume heating markets, where the competing fuel is No. 6 grade fuel oil, gas service is provided under rates that competitively track the price of that fuel. There is substantial sales potential in these markets, which include large apartment houses, government buildings and schools.

Moreover, a significant market for off-system sales has developed as a result of Federal Energy Regulatory Commission initiatives. In 1994, the Company de-livered 42.4 BCF of gas to off-system and interruptible customers by making op-timal use of interstate pipeline capacity and its New York-based market hub. The benefit of these transactions is passed on to firm customers pursuant to the Company's tariff.

The cost of gas, $560.7 million in 1994, was $94.1 million or 20.2% higher than in 1993. This is the result of higher heating sales as weather was colder than normal during the 1994 heating season, and higher off-system sales. The cost of gas for firm customers was $3.55 per DTH (one DTH equals 10 therms) in 1994, compared to $3.49 per DTH in 1993 and $3.29 per DTH in 1992.

Net revenues (utility operating revenues less cost of gas) of $719.0 million in 1994 and $678.7 million in 1993 reflect increased tariff revenues and weather normalized firm sales growth in each year.

The decrease in revenues from gas production and other in 1994 is due to the sale of the Canadian gas exploration and production operations at the end of 1993. Revenues from U.S. production were up significantly, reflecting higher production and average prices. (See Supplemental Gas and Oil Disclosures, page A-22.) The increase in prior years' revenues was the result of higher produc-tion volumes.

EXPENSES AND PREFERRED DIVIDENDS

Increases in operation expense in 1994 reflect the effects of severe winter conditions. Maintenance expense includes costs related to city and state con-struction projects. Such costs are partially reimbursed by New York City. Ex-penses in all years reflect generally higher labor and material costs, which were offset in part by ongoing productivity savings.

The increase in depreciation and depletion expense in 1994 primarily reflects charges related to utility property additions and increased U.S. gas production from

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the Company's exploration and production operations. In 1992, depreciation and depletion expense included a pre-tax impairment charge of $19.7 million re-corded by the Company's gas exploration and production subsidiary to reduce the value of its proved gas reserves in accordance with the Securities and Exchange Commission's asset ceiling test limitations applicable to gas exploration and production operations accounted for under the full cost method.

General taxes principally include state and city taxes on utility revenues and property. The applicable tax rates and the property base generally have in-creased, although the Company has been able to realize significant savings by the aggressive pursuit of reductions in property value assessments. Taxes based on revenues reflect the increase in utility revenues each year.

Federal income tax expense reflects changes in pre-tax income and the increase in the corporate tax rate that occurred in 1993. Also, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS-109) in 1994. Adoption of SFAS-109 had no effect on net income. (See Note 1, to the Consolidated Financial Statements.)

Interest charges on long-term debt generally reflect higher average levels of debt and the conversion of variable rate bonds to fixed interest rates. Other interest charges include interest on deferred regulatory items.

Dividends on preferred stock reflect the Company's redemption of three series of preferred stock on April 1, 1992 at optional redemption prices. Call premi-ums are being amortized pursuant to PSC authorization. (See Note 4A, to the Consolidated Financial Statements.)

CAPITAL EXPENDITURES

Consolidated capital expenditures were $199.6 million in fiscal 1994, $204.5 million in fiscal 1993 and $173.5 million in 1992.

Capital expenditures related to utility operations were $103.8 million in 1994, $110.8 million in 1993 and $113.8 million in 1992. Utility expenditures in all years principally were for the renewal and replacement of mains and services. Plant additions to serve new customers and develop new markets were $28.8 mil-lion in 1994, compared to $24.9 million in 1993 and $31.7 million in 1992.

Capital expenditures related to gas exploration and production activities were $71.3 million in 1994, compared to $66.3 million in 1993 and $41.9 million in 1992. The 1994 amount reflects several on-shore acquisitions and increased off-shore exploration activities. Net proved gas reserves at September 30, 1994 were 148 billion cubic feet. These reserves are located off-shore in the Gulf of Mexico and on-shore in the Arkoma Basin, East Texas and West Virginia.

Capital expenditures related to energy services were $24.5 million in 1994, $27.4 million in 1993 and $17.7 million in 1992. Expenditures in all years were primarily related to the development of the John F. Kennedy International Air-port cogeneration project and in 1994 include $10.9 million related to the ac-quisition of an interest in an operating cogeneration plant located in Lock-port, N.Y.

Consolidated capital expenditures for fiscal years 1995 and 1996 are estimated to be approximately $185 million in each year, including $75 million per year related to non-utility activities. The level of such expenditures is reviewed periodically and can be affected by the timing and scope of investment opportu-nities. The PSC has authorized the Company to invest up to 20% of its consoli-dated capitalization in non-utility energy-related businesses. This authoriza-tion is based on the Company's cash investments less dividends received. At September 30, 1994, the total investment in non-utility subsidiaries computed on this basis was approximately 13% of capitalization.

FINANCING

Cash provided by operating activities continues to be strong and is the princi-pal source for financing capital expenditures.

The Company issued 1,800,000 new shares of common stock on October 6, 1993, providing net proceeds of $44.9 million. Proceeds from common stock issued through employee and shareholder stock purchase

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plans have provided the Company approximately $29.8 million in 1994, $27 mil-
lion in 1993 and $23 million in 1992.

In 1993, the Company converted $55 million of Series C Variable Rate Gas Facil-ities Revenue Bonds to a fixed rate of 5.60% and $50 million of Series D Vari-able Rate Gas Facilities Revenue Bonds to a fixed rate equivalent of 5.635%. In addition, $75 million of 9 1/8% Gas Facilities Revenue Bonds were refunded in 1993. The interest rate on the refunding bonds, which mature in 2020, is 6.368%. Increased borrowings by a subsidiary, included in long-term debt, pro-vided an additional $12.1 million to finance capital expenditures.

As a result of bond refinancings and redemptions of preferred stock, the Company's composite cost of capital is the lowest in decades. At September 30, 1994, the consolidated annualized cost of long-term debt was 6.9%. Depending on market conditions, the Company expects to be able to issue additional tax-ex-empt debt in 1995 in either fixed or variable rate form in conjunction with the possible refunding of the Company's 9% and 8.75% Gas Facilities Revenue Bonds which are callable in May 1995 and July 1995, respectively, at optional redemp-tion prices of $102.

FINANCIAL FLEXIBILITY AND LIQUIDITY

At September 30, 1994, the Company had cash and temporary cash investments of $53.5 million and available bank lines of credit of $100 million, which lines are available to secure the issuance of commercial paper. Related borrowings primarily are used to finance seasonal working capital requirements, which in recent years have not been significant. At September 30, 1994, there were no borrowings outstanding. In addition, subsidiaries have lines of credit of $71 million, which for the most part support borrowings under revolving loan agree-ments.

At September 30, 1994, the common equity component of the Company's capitaliza-tion was 52.2%.

Fixed charge coverage ratios were 3.21 times in fiscal 1994, 3.19 in 1993 and
2.86 in 1992 (3.27 excluding the ceiling test impairment charge in March 1992 due to low wellhead gas prices).

The Company's Gas Facilities Revenue Bonds continue to be rated A-1 by Moody's and A by Standard & Poor's, and the series of preferred stock still outstanding is rated A-2 by Moody's and A by Standard & Poor's. The Company's commercial paper is rated Prime-1 by Moody's and A-1 by Standard & Poor's.

RATE AND REGULATORY MATTERS

In September 1993, the PSC approved a revenue increase of $31.3 million, in-cluding $3.0 million of deferred credits, which became effective in fiscal 1994, the final year of a three-year rate settlement. Previously, the PSC had approved $31.5 million of additional revenues for fiscal 1993 and $31.3 million for fiscal 1992.

In October 1994, the PSC approved a new three-year rate settlement. The agree-ment allows an 11.0% return on common equity devoted to utility operations in fiscal 1995, the first year of the new three-year rate plan. The allowed return will be adjusted in each of the last two years of the plan to reflect changes in capital costs. The settlement agreement provides for several discrete incen-tives in customer service and sales, and affords the Company substantial addi-tional pricing flexibility in price elastic markets. Under the agreement, the Company will be permitted to retain 100% of any earnings from incentives (up to 100 basis points on utility equity) and further will be permitted to retain 75% of the first 100 basis points of earnings unrelated to discrete incentives in excess of its allowed return, and 50% of any additional earnings above that level.

The agreement provides for no rate increase in fiscal 1995; however, the Com-pany is permitted to amortize to income approximately $1.3 million of previ-ously deferred credits. Estimated rate increases of $17 million in each of fis-cal years 1996 and 1997 may be partially offset through the use of additional available deferred credits.

Moreover, the settlement includes a revenue reduction for a "royalty" based on the Company's level of investment in unregulated activities. In fiscal 1995, the royalty is .75% of the capitalization of the Company's un-

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
regulated subsidiaries, and will decline to .30% in fiscal 1997, the last year of the agreement. The "royalty" will not have a material impact on earnings.
Additionally, as part of the settlement, the Company agreed to a plan to sepa-
rate utility and subsidiary operations further, and to change the names of two of its subsidiaries.

RESTRUCTURING PROCEEDING

The PSC has instituted a generic proceeding to determine whether and how to ad-just services provided by gas utilities in the State of New York so that a wider range of consumers have access to "unbundled" services envisioned by Fed-eral Energy Regulatory Commission Order 636. Order 636 requires interstate pipelines to "unbundle" or separate their sales service from their transporta-tion and storage services. As a result, the responsibility for procuring gas supplies and managing their deliveries to the "city gate" was shifted to local distribution companies such as the Company. Order 636 also allows producers and gas marketers to negotiate directly for sales to customers currently supplied by local utilities, and allows these customers to arrange transportation for their gas supplies, thereby broadening opportunities for gas users to purchase gas from multiple sources.

The issues for utilities in the PSC proceeding are far-reaching, including greater flexibility in pricing, competition with brokers/marketers in a utility's service area, cost of service allocations, and obligations to provide service to core (small volume) and non-core (interruptible and large volume) markets.

The Company believes it is prepared to meet the challenges of additional compe-tition in its traditional service territory and to take advantage of new oppor-tunities for off-system sales growth. As early as 1984, the Company began re-structuring its gas purchase contracts with pipelines to transportation-only contracts, and securing additional competitively priced long-term domestic gas supplies from major non-pipeline suppliers, and further diversifying its supply portfolio by importing gas from Canada. The Company is unable to determine at this time how regulatory changes resulting from the PSC proceeding will impact future operations.

ENVIRONMENTAL MATTERS

The Company is subject to Federal, state, and local laws and regulatory pro-grams relating to the environment. These environmental laws govern both the normal, ongoing operations of the Company as well as the cleanup of histori-cally contaminated properties.

Ongoing environmental compliance activities are integrated with the Company's regular operations and maintenance activities. Based upon current information and regulatory status, no material increases or changes are anticipated for the Company's ongoing environmental compliance efforts.

The Company may be deemed to be liable for environmental cleanup expenses with respect to properties or facilities that have sustained historical contamina-tion, in particular those properties or facilities that supported manufactured gas plant (MGP) operations or otherwise utilized underground storage tanks.

The Company has reviewed its current and historical properties and identified fourteen MGP sites and certain other industrial properties which may have sus-tained historical contamination. Of these properties, four MGP sites are under-going various stages of preliminary investigations and/or discussions with reg-ulatory agencies or third parties. Of the four properties being addressed, based upon current information and regulatory status, three of the properties are not expected to present material liabilities. The fourth property, the Co-ney Island site, may result in material cleanup liabilities in the future. As at September 30, 1994, the Company accrued $8.0 million for potential cleanup costs at this site and recorded a corresponding regulatory asset. Previously, the Company had accrued $4.1 million for interim response costs which were fully paid by September 30, 1994 (see Note 7 to Consolidated Financial State-ments for additional information).

In October 1994, the PSC approved the Company's July 1993 petition to defer the costs associated with environmental site investigation and remediation incurred in 1993 and thereafter, including the $4.1 million in interim response costs accrued in 1993 and the $8.0 million liability accrued as at September 30,

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
1994. In addition, as part of its October 1994 order approving the Company's three-year rate settlement, the PSC approved the deferral of environmental site investigation and remediation costs incurred after September 30, 1994. Pursuant to that order, rates commencing in October 1994 reflect the recovery of the
$4.1 million deferred interim response costs over a five year period, and the
Company may reflect in rates commencing October 1995 and October 1996, the de-
ferred balance of environmental site investigation and remediation costs ac-
crued as at September 30, 1994 and September 30, 1995, respectively, each over a five year period. The recovery of these costs in rates is conditioned upon the absence of a PSC determination that such costs have been unreasonable or imprudently incurred. In general, the Company believes that, based on applica-
ble law and prior PSC precedents with respect to similar expenditures incurred by other utilities in New York State, the Company will be permitted to recover its prudently incurred environmental site investigation and remediation costs in rates.

INFLATION

In recent years, the impact of inflation has diminished. Purchased gas costs, which have been relatively stable, are passed on to customers through the Gas Adjustment Clause in the Company's tariff. Gas remains competitively priced with alternative fuels. Recovery of the cost of utility property is based on historical cost depreciation charges that are included in utility rates. Such charges are less than current costs or inflation-adjusted costs. However, the Company believes its utility rates generally provide an opportunity to earn a fair return on shareholder investment reflective of its cost of capital and, therefore, maintain access to capital markets in order to finance property ad-ditions and replacements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements reflect the accounts of the Company and its subsidiaries. All significant intercompany transactions are eliminated.

UTILITY GAS PROPERTY - DEPRECIATION AND MAINTENANCE

Utility gas property is stated at original cost of construction, which includes allocations of overheads and taxes and an allowance for funds used during con-struction.

Depreciation is provided on a straight-line basis in amounts equivalent to com-posite rates on average depreciable property of 3.3% in 1994, and 3.2% in 1993 and 1992.

The cost of property retired, plus the cost of removal less salvage, is charged to accumulated depreciation. The cost of repair and minor replacement and re-newal of property is charged to maintenance expense.

GAS EXPLORATION AND PRODUCTION PROPERTY - DEPLETION AND DEPRECIATION

The Company's gas exploration and production subsidiaries follow the full cost method of accounting. All productive and nonproductive costs identified with acquisition, exploration and development are capitalized. Provisions for deple-tion are based on the unit-of-production method and, when necessary, include provisions related to the asset ceiling test limitations required by the regu-lations of the Securities and Exchange Commission. Costs of unevaluated gas and oil property are excluded from the amortization base until proved reserves are established or an impairment is determined.

Provisions for depreciation of all other non-utility property are computed on a straight-line basis over useful lives of three to fifteen years.

INVESTMENTS IN ENERGY SERVICES

Certain subsidiaries own as their principal asset investments in energy-related businesses that are accounted for under the equity method.

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

REVENUES

Utility customers generally are billed bi-monthly on a cycle basis. Unbilled revenue reflects the estimated gas usage that occurred from the last meter reading to the end of each month.

Revenue requirements to establish utility rates are based on sales to firm cus-tomers. Changes in gas costs from amounts recovered in base tariff rates are included in billed firm revenues through the operation of a tariff provision, the Gas Adjustment Clause (GAC). Net revenues from tariff sales for gas and transportation service on an interruptible basis as well as from off-system gas sales and tariff gas balancing services are refunded to firm customers through the GAC. This provision requires an annual reconciliation of recoverable gas costs with GAC revenues. Any difference is deferred pending recovery from or refund to firm customers during a subsequent twelve-month period.

The Company's tariff contains a weather normalization adjustment that provides for recovery from or refund to firm customers of shortfalls or excesses of firm net revenues during a heating season due to variations from normal weather, which is the basis for projecting base tariff revenue requirements.

Gas sales by the Company's marketing subsidiary are classified in gas produc-tion and other revenue net of their related gas purchase and transportation costs.

FEDERAL INCOME TAX

The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS-
109) "Accounting for Income Taxes" at the beginning of fiscal 1994. The Company recorded a regulatory asset for the net cumulative effect of having to provide deferred Federal income tax expense on all differences between the tax and book bases of assets and liabilities at the current tax rate. Prior to adoption of SFAS-109, pursuant to PSC policy, deferred taxes were not provided for certain construction costs incurred before fiscal 1988 and for bases differences re-lated to differences between tax and book depreciation methods. An amortization of the regulatory asset is included in operation expense commencing in 1994 while amounts comparable to this amortization previously were included as part of Federal income tax expense.

Investment tax credits, which were available prior to the Tax Reform Act of 1986, were deferred in operating expense and are amortized as a reduction of Federal income tax in other income over the estimated life of the related prop-erty.

EFFECTS OF RATE REGULATION

Allocation of costs and revenues to accounting periods for ratemaking and regu-latory purposes may differ from bases generally applied by nonregulated compa-nies. Such allocations to meet regulatory accounting requirements are consid-ered to be generally accepted accounting principles for regulated utilities provided that there is a demonstrable ability to recover any deferred costs in future rates. Otherwise, such deferred costs, or regulatory assets, would have to be expensed. The Company has recorded a net regulatory asset of $95.2 mil-lion as of September 30, 1994. This asset is largely related to differences in allocating Federal income tax expense.

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME

- - --------------------------------------------------------------------------------
For the Years Ended September 30,                  1994        1993        1992
- - --------------------------------------------------------------------------------
                                                  (Thousands of Dollars)
OPERATING REVENUES
 Utility sales                               $1,279,638  $1,145,315  $1,038,061
 Gas production and other                        58,992      60,189      36,799
- - --------------------------------------------------------------------------------
                                              1,338,630   1,205,504   1,074,860
- - --------------------------------------------------------------------------------
OPERATING EXPENSES
 Cost of gas                                    560,657     466,573     402,137
 Operation                                      327,356     309,070     281,031
 Maintenance                                     54,340      54,722      52,953
 Depreciation and depletion                      69,611      64,779      73,930
 General taxes                                  150,743     144,827     135,549
 Federal income tax (See Note 1)                 41,619      42,433      30,812
- - --------------------------------------------------------------------------------
OPERATING INCOME                                134,304     123,100      98,448
OTHER INCOME
 Equity income (loss) from energy services
  investments                                     5,689       1,150      (1,041)
 Other income (loss), net                        (2,338)     (3,379)      2,935
 Gain on sale of investment in Canadian gas
  company                                            --      20,462          --
 Write-off of investment in propane company          --     (17,617)         --
 Federal income tax benefit (See Note 1)            921         950       1,593
- - --------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                  138,576     124,666     101,935
INTEREST CHARGES
 Long-term debt                                  46,900      45,344      40,016
 Other                                            4,292       2,759       2,046
- - --------------------------------------------------------------------------------
NET INCOME                                       87,384      76,563      59,873
DIVIDENDS ON PREFERRED STOCK                        351         364       2,078
- - --------------------------------------------------------------------------------
INCOME AVAILABLE FOR COMMON STOCK            $   87,033  $   76,199  $   57,795
- - --------------------------------------------------------------------------------
EARNINGS PER SHARE OF COMMON STOCK (Average
 shares outstanding of 46,979,597,
 44,042,365 and 42,882,627, respectively)    $     1.85  $     1.73  $     1.35
- - --------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

- - --------------------------------------------------------------------------------
For the Years Ended September 30,                        1994      1993     1992
- - --------------------------------------------------------------------------------
                                                       (Thousands of Dollars)
BALANCE AT BEGINNING OF YEAR                         $255,979  $238,867 $237,156
INCOME AVAILABLE FOR COMMON STOCK                      87,033    76,199   57,795
- - --------------------------------------------------------------------------------
                                                      343,012   315,066  294,951
LESS:
 Cash dividends declared ($1.35, $1.32 and $1.29 per
  common share, respectively)                          63,652    58,914   55,667
 Other adjustments                                       (106)      173      417
- - --------------------------------------------------------------------------------
BALANCE AT END OF YEAR                               $279,466  $255,979 $238,867
- - --------------------------------------------------------------------------------

   The accompanying summary of significant accounting policies and notes are integral parts of these statements.

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET

- - ---------------------------------------------------------------------------
September 30,                                         1994        1993
- - ---------------------------------------------------------------------------
                                                 (Thousands of Dollars)
ASSETS
PROPERTY
 Utility, at cost                               $1,599,452  $1,523,894
 Accumulated depreciation                         (354,925)   (333,468)
 Gas exploration and production, at cost           276,659     205,328
 Accumulated depletion                            (115,890)    (90,237)
- - ---------------------------------------------------------------------------
                                                 1,405,296   1,305,517
- - ---------------------------------------------------------------------------
INVESTMENTS IN ENERGY SERVICES (SEE NOTE 6)         91,283      66,682
- - ---------------------------------------------------------------------------
CURRENT ASSETS
 Cash                                               11,610      10,834
 Temporary cash investments                         41,881      10,425
 Common stock proceeds receivable                       --      44,910
 Accounts receivable                               193,130     230,688
 Allowance for uncollectible accounts              (14,963)    (14,212)
 Gas in storage, at average cost                    96,076     102,516
 Materials and supplies, at average cost            11,356      11,084
 Prepaid gas costs                                  14,667      13,725
 Other                                              31,441      37,304
- - ---------------------------------------------------------------------------
                                                   385,198     447,274
- - ---------------------------------------------------------------------------
DEFERRED CHARGES                                   147,297      78,374
- - ---------------------------------------------------------------------------
                                                $2,029,074  $1,897,847
- - ---------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES
Capitalization (See accompanying statement and
 Note 4)
 Common equity                                  $  774,236  $  721,076
 Preferred stock, redeemable                         7,200       7,500
 Long-term debt                                    701,377     689,300
- - ---------------------------------------------------------------------------
                                                 1,482,813   1,417,876
- - ---------------------------------------------------------------------------
CURRENT LIABILITIES
 Accounts payable                                  132,491     163,876
 Dividends payable                                  16,609      15,868
 Taxes accrued                                      15,213      15,345
 Customer deposits                                  22,445      21,584
 Customer budget plan credits                       18,358      17,296
 Interest accrued and other                         45,807      53,491
- - ---------------------------------------------------------------------------
                                                   250,923     287,460
- - ---------------------------------------------------------------------------
DEFERRED CREDITS AND OTHER LIABILITIES
 Federal income tax                                230,316     139,289
 Unamortized investment tax credits                 22,000      23,074
 Other                                              43,022      30,148
- - ---------------------------------------------------------------------------
                                                   295,338     192,511
- - ---------------------------------------------------------------------------
                                                $2,029,074  $1,897,847
- - ---------------------------------------------------------------------------

   The accompanying summary of significant accounting policies and notes are integral parts of these statements.

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CAPITALIZATION
- - --------------------------------------------------------------------------------

September 30,                                                  1994        1993
- - -------------------------------------------------------------------------------
                                                        (Thousands of Dollars)
COMMON EQUITY
 Common stock, $.33 1/3 par value, authorized
  70,000,000 shares; outstanding 47,590,015 and
  46,380,282 shares, respectively, stated at            $   494,770 $   465,097
 Retained earnings (See accompanying statement)             279,466     255,979
- - -------------------------------------------------------------------------------
                                                            774,236     721,076
- - -------------------------------------------------------------------------------
PREFERRED STOCK, REDEEMABLE
 $100 par value, cumulative, authorized 900,000 shares
 4.60% Series B, 75,000 and 78,000 shares outstanding,
 respectively                                                 7,500       7,800
 Less: Current sinking fund requirements                        300         300
- - -------------------------------------------------------------------------------
                                                              7,200       7,500
- - -------------------------------------------------------------------------------
LONG-TERM DEBT
 Gas facilities revenue bonds (issued through New York
  State Energy Research and Development Authority)
  9% Series 1985 A due May 2015                              98,500      98,500
  8 3/4% Series 1985 due July 2015                           55,000      55,000
  6.368% Series 1993 A and Series 1993 B due April 2020      75,000      75,000
  7 1/8% Series 1985 I due December 2020                     62,500      62,500
  7% Series 1985 II due December 2020                        62,500      62,500
  6.75% Series 1989 A due February 2024                      45,000      45,000
  6.75% Series 1989 B due February 2024                      45,000      45,000
  5.6% Series 1993 C due June 2025                           55,000      55,000
  6.95% Series 1991 A and Series 1991 B due July 2026       100,000     100,000
  5.635% Series 1993 D-1 and Series 1993 D-2 due July
   2026                                                      50,000      50,000
- - -------------------------------------------------------------------------------
                                                            648,500     648,500
 Borrowings by subsidiary                                    52,877      40,800
- - -------------------------------------------------------------------------------
                                                            701,377     689,300
- - -------------------------------------------------------------------------------
                                                        $ 1,482,813 $ 1,417,876
- - -------------------------------------------------------------------------------

   The accompanying summary of significant accounting policies and notes are integral parts of these statements.

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CASH FLOWS
- - --------------------------------------------------------------------------------

For the Years Ended September 30,                    1994       1993       1992
- - --------------------------------------------------------------------------------
                                                   (Thousands of Dollars)
OPERATING ACTIVITIES
Net income                                      $  87,384  $  76,563  $  59,873
Adjustments to reconcile net income to net
 cash provided by operating activities:
 Depreciation and depletion                        75,386     71,376     76,959
 Deferred Federal income tax                       10,897      7,599      7,980
 Gain on sale of investment in Canadian gas
  company                                              --    (20,462)        --
 Write-off of investment in propane company            --     17,617         --
 Amortization of investment tax credit             (1,074)    (1,074)    (1,074)
 (Income) loss from energy services
  investments                                      (5,689)    (1,150)     1,041
 Dividends received from energy services
  investments                                       4,392      7,421      1,884
 Allowance for equity funds used during
  construction                                     (2,076)    (1,671)    (1,876)
- - --------------------------------------------------------------------------------
                                                  169,220    156,219    144,787
- - --------------------------------------------------------------------------------
Effect of changes in working capital and other
 Accounts receivable, net                          31,906    (61,097)   (11,559)
 Accounts payable                                 (34,121)    41,094     27,808
 Gas inventory and prepayments                      5,498    (31,063)    (4,842)
 Other                                             21,518      7,883    (21,433)
- - --------------------------------------------------------------------------------
                                                   24,801    (43,183)   (10,026)
- - --------------------------------------------------------------------------------
Cash provided by operating activities             194,021    113,036    134,761
- - --------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Sale of common stock                              29,828     71,866     23,037
 Common stock proceeds receivable                  44,910    (44,910)        --
 Issuance of long-term debt                        12,077    186,900     93,400
- - --------------------------------------------------------------------------------
                                                   86,815    213,856    116,437
Repayments
 Preferred stock                                     (300)      (300)   (37,273)
 Long-term debt                                        --   (180,000)   (90,400)
- - --------------------------------------------------------------------------------
                                                   86,515     33,556    (11,236)
Dividends paid                                    (64,003)   (59,278)   (57,745)
Trust funds, utility construction                      --     54,610     72,664
Other                                                 106      2,156     (1,106)
- - --------------------------------------------------------------------------------
Cash provided by financing activities              22,618     31,044      2,577
- - --------------------------------------------------------------------------------
INVESTING ACTIVITIES
Capital expenditures (excluding allowance for
 equity funds used during construction)          (197,496)  (202,843)  (171,591)
Proceeds from sale of investment in Canadian
 gas company                                       11,691     30,027         --
Other                                               1,398      7,400     (9,045)
- - --------------------------------------------------------------------------------
Cash used in investing activities                (184,407)  (165,416)  (180,636)
- - --------------------------------------------------------------------------------
CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS   $  32,232  $ (21,336) $ (43,298)
- - --------------------------------------------------------------------------------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF
 YEAR                                           $  53,491  $  21,259  $  42,595
- - --------------------------------------------------------------------------------

Temporary cash investments are short-term marketable securities purchased with maturities of three months or less that are carried at cost which approximates their fair value.

Supplemental disclosures of cash flows
 Income taxes.................................  $  36,900  $  32,100  $  19,800
 Interest.....................................  $  50,872  $  51,804  $  41,290
- - --------------------------------------------------------------------------------

   The accompanying summary of significant accounting policies and notes are integral parts of these statements.

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. FEDERAL INCOME TAX

Income tax expense (benefit) is reflected as follows in the Consolidated State-ment of Income:

- - ------------------------------------------------------------------
                                           1994     1993     1992
- - ------------------------------------------------------------------
                                        (Thousands of Dollars)
OPERATING EXPENSES
 Current                                $39,466  $29,172  $26,118
 Deferred                                 2,153   13,261    4,694
- - ------------------------------------------------------------------
                                         41,619   42,433   30,812
- - ------------------------------------------------------------------
OTHER INCOME
 Current                                 (8,591)   5,786   (3,805)
 Deferred                                 8,744   (5,662)   3,286
 Amortization of investment tax credits  (1,074)  (1,074)  (1,074)
- - ------------------------------------------------------------------
                                           (921)    (950)  (1,593)
- - ------------------------------------------------------------------
Total Federal income tax                $40,698  $41,483  $29,219
- - ------------------------------------------------------------------

The components of the Company's net deferred income tax liability reflected as Deferred Credits and Other Liabilities - Federal income tax in the Consolidated Balance Sheet are as follows:

- - ---------------------------------------------------------
September 30,                              1994(A)
- - ---------------------------------------------------------
                                   (Thousands of Dollars)
DEFERRED CREDITS AND OTHER LIABILITIES - FEDERAL INCOME
 TAX
 Property related
  Utility                                 $176,486
  Net tax regulatory asset                  29,087
  Gas production and other                  30,841
- - ---------------------------------------------------------
                                          $236,414
- - ---------------------------------------------------------
 Regulatory settlement items                (9,879)
 Gas cost and other                          3,781
- - ---------------------------------------------------------
Net deferred income tax liability         $230,316
- - ---------------------------------------------------------

(a) As required by standards in effect prior to the adoption of SFAS-109, the components of deferred tax expense (benefit) related to the following items in 1993 and 1992 are, respectively: property related - $9,782,000 and $6,684,000; rate settlement items - $(245,000) and $(311,000); write-off of propane in-vestment $(7,720,000) and $0; gas costs and other - $5,781,000 and $1,607,000.

The following is a reconciliation between reported income tax and tax computed at the statutory rate of 35% for 1994, 34.75% for 1993 and 34% for 1992:

- - --------------------------------------------------------------------------------

                                         1994     1993     1992
- - ------------------------------------------------------------------
                                        (Thousands of Dollars)
Computed at statutory rate              $44,828  $41,021  $30,291
Book-tax differences:
 Property related
  Utility                                    --    1,179      718
  Gas production and other               (1,303)     858   (1,497)
- - ------------------------------------------------------------------
                                         (1,303)   2,037     (779)
- - ------------------------------------------------------------------
 Nontaxable interest income                (556)    (396)    (864)
 Amortization of investment tax credits  (1,074)  (1,074)  (1,074)
 Flow-through items                          --      536    1,598
 Other                                   (1,197)    (641)      47
- - ------------------------------------------------------------------
Total Federal income tax                $40,698  $41,483  $29,219
- - ------------------------------------------------------------------
Effective income tax rate                    32%      35%      33%
- - ------------------------------------------------------------------

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" as of October 1, 1993. The adoption of SFAS-109 did not have a material effect on consolidated net income because the Company recorded a regulatory asset to cover the increase in accumulated deferred Fed-eral income taxes not previously provided pursuant to regulatory orders.

2. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

A. PENSION: The Company has a noncontributory defined benefit pension plan cov-ering substantially all employees. Benefits are based on years of service and compensation. Commencing in fiscal 1994, the Company began recording expense in accordance with

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
treatment established by the PSC for ratemaking and accounting purposes in a generic policy statement issued in September 1993 applicable to the adoption of
SFAS-87, "Employers' Accounting for Pensions," SFAS-88, "Employers' Accounting
for Settlements and Curtailments of Defined Benefit Pension Plans and for Ter-
mination Benefits" and SFAS-106, "Employers' Accounting for Postretirement Ben-
efits Other Than Pensions." Accordingly, the Company's revenue requirement re-
flects the aggregate expenses related to pensions and other postretirement ben-
efit obligations as determined under the applicable accounting standards.

On September 1, 1994, the Company completed a voluntary early retirement pro-gram for management employees who were age 55 or older with at least 15 years of service. As a result, the Company recorded a special retirement charge of $8,465,000. The effect of this program was offset by reductions in other ele-ments of total expense for postretirement benefits, which in the aggregate re-mained within the revenue allowance reflected in the Company's rates. There-fore, the program had no material effect on consolidated net income. A similar program for bargaining unit employees is expected to be completed in the first quarter of fiscal 1995. Likewise, this program is not expected to have a mate-rial effect on consolidated net income.

The Company's funding policy for pensions is in accordance with requirements of Federal law and regulations. There were no pension contributions in 1994, 1993 and 1992.

The calculation of net periodic pension cost follows:

- - ----------------------------------------------------------------------------
Year Ending September 30,                          1994      1993      1992
- - ----------------------------------------------------------------------------
                                                 (Thousands of Dollars)
Service cost, benefits earned during the year  $ 15,100  $ 14,244  $ 11,406
Special retirement charge                         8,465        --        --
- - ----------------------------------------------------------------------------
                                               $ 23,565  $ 14,244  $ 11,406
- - ----------------------------------------------------------------------------
Interest cost on projected benefit obligation    29,511    24,617    21,966
Gain on assets                                  (12,430)  (76,671)  (40,345)
Net amortization and deferral                   (32,798)   44,976     8,934
- - ----------------------------------------------------------------------------
Total pension cost                             $  7,848  $  7,166  $  1,961
- - ----------------------------------------------------------------------------

The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Balance Sheet. Plan assets principally are in-vestment grade common stock and fixed income securities.

- - ---------------------------------------------------------------------------
September 30,                                          1994       1993
- - ---------------------------------------------------------------------------
                                                  (Thousands of Dollars)
Actuarial present value of benefit obligations:
 Vested                                           $(333,890) $(274,118)
 Accumulated                                      $(353,172) $(296,375)
 Projected                                        $(446,676) $(398,300)
Plan assets at fair value                         $ 497,280  $ 503,838
- - ---------------------------------------------------------------------------
Plan assets in excess of projected benefit
 obligation                                       $  50,604  $ 105,538
Unrecognized net gain from experience and change
 in assumptions                                     (21,007)   (65,339)
Unrecognized transition asset                       (37,218)   (41,870)
Expensing of pension cost to reflect amount
 included in rates                                       --      1,671
- - ---------------------------------------------------------------------------
Accrued pension cost                              $  (7,621) $      --
- - ---------------------------------------------------------------------------
Assumptions:
 Obligation discount                                   8.00%      6.50%
 Asset return                                          8.00%      7.50%
 Average annual increase in compensation               5.50%      5.50%
- - ---------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

B. RETIREE HEALTH CARE AND LIFE INSURANCE: The Company sponsors noncontributory defined benefit plans under which it provides certain health care and life in-surance benefits for retired employees. The Company has been funding a portion of future benefits over employees' active service lives through a Voluntary Em-ployee Beneficiary Association (VEBA) trust. Contributions to VEBA trusts are tax deductible, subject to limitations contained in the Internal Revenue Code. The Company's policy is to fund the cost of postretirement benefits to the ex-tent rate recoveries are allowed for pension and postretirement benefit costs.

The Company adopted SFAS-106 as of October 1, 1993. SFAS-106 requires that the costs of postretirement benefits other than pensions be accrued over employee service lives by the time of retirement eligibility. Its adoption did not have a material effect on consolidated net income because utility rates in fiscal 1994 reflected full recovery of annual SFAS-106 costs. The transition obliga-tion upon adoption totaled $77.1 million, which is being amortized and recov-ered in rates over twenty years. Prior to the adoption of SFAS-106, such costs, including payments to retirees and trust fund contributions, amounted to $17,078,000 in 1993 and $13,437,000 in 1992.

The following table sets forth the plans' funded status, reconciled with amounts recognized in the Company's Consolidated Balance Sheet.

- - -------------------------------------------------------------------------------
September 30,                                                       1994
- - -------------------------------------------------------------------------------
                                                         (Thousands of Dollars)
Actuarial present value of accumulated postretirement
 benefit obligation
 Retirees                                                      $ (53,218)
 Fully eligible active plan participants                         (17,106)
 Other active plan participants                                  (32,890)
- - -------------------------------------------------------------------------------
                                                               $(103,214)
Plan assets at fair value, primarily stocks and bonds          $  56,163
- - -------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess
 of plan assets                                                $ (47,051)
Unrecognized net gain from past experience different
 from that assumed and from changes in assumptions               (16,875)
Unrecognized transition obligation                                71,547
- - -------------------------------------------------------------------------------
Prepaid postretirement benefit cost                            $   7,621
- - -------------------------------------------------------------------------------

Net periodic postretirement benefit cost included the following components:

- - ---------------------------------------------------------------------------
Year Ended September 30,                                       1994
- - ---------------------------------------------------------------------------
                                                     (Thousands of Dollars)
Service cost, benefits earned during the year               $ 2,826
Interest cost on accumulated postretirement benefit
 obligation                                                   7,916
Actual return on plan assets                                   (340)
Net amortization and deferral                                   141
- - ---------------------------------------------------------------------------
Postretirement benefit cost                                 $10,543
- - ---------------------------------------------------------------------------

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

The measurement assumes an 8% discount rate and a health care cost trend rate of 9.5% in 1994, decreasing to 5% by the year 2007 and remaining at that level thereafter. A 1% increase in the health care cost trend rate would have the ef-fect of increasing the accumulated postretirement benefit obligation as of Sep-tember 30, 1994 and the net periodic SFAS-106 expense by approximately $13,348,000 and $1,706,000, respectively. The expected long-term rate of return on plan assets was 8.0%.

C. OTHER: In November 1992, the Financial Accounting Standards Board (FASB) is-sued SFAS-112,
"Employers' Accounting for Postemployment Benefits." This Statement requires accounting recognition on an accrual basis of any obligation which exists to provide benefits to former or inactive employees after employment, but before retirement. The Company adopted SFAS-112 on October 1, 1993. Its adoption had no material effect on the Company's Consolidated Financial Statements.

3. FIXED OBLIGATIONS

A. LEASES

Lease costs included in operation expense were $15,547,000 in 1994, $14,247,000 in 1993 and $14,103,000 in 1992. The future minimum lease payments under the Company's various leases, all of which are operating leases, are approximately $14,200,000 per year over the next five years and $176,900,000 in the aggregate for years thereafter.

For its corporate headquarters, the Company has a lease agreement with a re-maining term of 17 years.

B. FIXED CHARGES UNDER FIRM CONTRACTS: The Company has entered into various contracts for gas delivery and supply services. The contracts have varying terms that extend from one to twenty years. Certain of these contracts require payment of monthly charges in the aggregate amount of approximately $4.3 mil-lion per month in all events and regardless of the level of service available. Such charges are recovered as gas costs.

4. CAPITALIZATION

A. COMMON AND PREFERRED STOCK: In 1994, 1993 and 1992, the Company issued 1,209,734, 1,128,663 and 1,172,040 shares of common stock for $29,828,000,
$26,956,000 and $23,037,000, respectively, under the Automatic Dividend Rein-vestment and Stock Purchase Plan, the Discount Stock Purchase Plan for Employ-ees, and the Employee Savings Plan. At September 30, 1994, 2,398,375 unissued shares of common stock were reserved for issuance under these plans. On October 6, 1993, the Company issued 1,800,000 shares of common stock providing net pro-ceeds of $44,910,000.

The 4.60% Series B preferred stock is subject to an annual sinking fund re-quirement of 3,000 shares at par value.

B. GAS FACILITIES REVENUE BONDS AND OTHER: The Company issues tax-exempt bonds through the New York State Energy Research and Development Authority (Authori-ty). Whenever bonds are issued for new gas facilities projects, proceeds are deposited in trust and subsequently withdrawn by the Company to finance quali-fied expenditures.

The Company converted $55 million of Series C Variable Rate Gas Facilities Rev-enue Bonds to a fixed rate of 5.60% in July 1993 and $50 million of Series D Variable Rate Gas Facilities Revenue Bonds to a fixed rate equivalent of 5.635% in June 1993. In April 1993, the Company issued through the Authority $37.5 million of Gas Facilities Revenue Bonds 1993 Series A, in the form of Select Auction Variable Rate Securities (SAVRS) and $37.5 million Gas Facilities Reve-nue Bonds 1993 Series B, in the form of Residual Interest Bonds (RIBS). The in-terest rate applicable to the 1993 Series A and B linked RIBS/SAVRS bonds, which mature in 2020, is 6.368% per annum. The proceeds were received on April 29, 1993 and then applied to the redemption of $75 million of 9 1/8% Gas Facil-ities Revenue Bonds due May 2013, called on May 1, 1993 at 103% of par value plus accrued interest.

There are no sinking fund requirements for any Gas Facilities Revenue Bonds. The Company's 9.0% and

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
8.75% Gas Facilities Revenue Bonds are callable in May 1995 and July 1995, re-
spectively, at an optional redemption price of 102% of par value plus accrued interest.

Other long-term debt consists of debt of a subsidiary amounting to $52,877,000 under a revolving loan agreement with no payments currently due. Interest on this debt is at a composite rate which is less than the prime rate.

5. FINANCIAL INSTRUMENTS

In October 1994, the FASB issued SFAS-119, "Disclosure About Derivative Finan-cial Instruments and Fair Value of Financial Instruments," which required vari-ous disclosures about financial instruments and related transactions.

A. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's long-term debt consists primarily of publicly traded Gas Facili-ties Revenue Bonds (see Note 4B), the fair value of which is estimated based on quoted market prices for the same or similar issues. The fair value of these bonds at September 30, 1994 and 1993 was $651,255,200 and $704,642,400, respec-
tively, and the carrying value was $648,500,000 in both years. Subsidiary debt is carried at an amount approximating fair value because its interest rate is based on market rates.

The fair value of the Company's redeemable preferred stock is estimated based on quoted market prices for similar issues. At September 30, 1994 and 1993, the fair value of this stock was $4,796,640 and $4,893,750, respectively, and the carrying value was $7,200,000 and $7,500,000, respectively.

All other financial instruments included in the Consolidated Balance Sheet are stated in amounts that approximate fair values.

B. DERIVATIVE FINANCIAL INSTRUMENTS

The Company and its subsidiaries employ derivative financial instruments, prin-cipally natural gas futures and swaps, for the purpose of risk management, al-though employment of such instruments with respect to utility operations has been minimal in 1994.

Natural gas futures are utilized to fix margins on purchases and sales of gas entered into in the ordinary course of business. The Company and its subsidiar-ies, principally its marketing subsidiary, had 2,768 futures contracts out-standing at September 30, 1994, requiring margin deposits with brokers in the amount of $2,251,600. The underlying transactions are of varying durations, none of which extend beyond March 1996. The Company would be required to pay approximately $3,136,600 to settle these contracts at September 30, 1994. De-ferred losses amounted to $1,240,600 at September 30, 1994.

The Company entered into a series of swap transactions intended to minimize the Company's exposure to differences in the market prices of gas at certain re-ceipt points in producing areas. The swap contracts cover 14.5 BCF of gas per year through October 1996.

The Company's gas exploration and production subsidiary also manages the risk associated with fluctuations in the price of natural gas through commodity swap contracts with financial institutions. The subsidiary has several contracts in effect, at various prices, which cover a significant amount of its estimated production for the next three years. The Company would be required to pay ap-proximately $7,130,000 to settle these contracts at September 30, 1994.

All of the foregoing transactions meet the criteria for hedge accounting treat-ment. Accordingly, gains and losses are recognized when the underlying transac-tion is completed, at which time these gains and losses are included in earn-ings as an offset to revenues or costs recognized when the gas is sold, pur-chased or transported in accordance with a hedged transaction, and are re-flected as cash flows from operations in the accompanying Consolidated State-ment of Cash Flows at that time. Further, in cases where the transaction re-sults in the acquisition of an asset, deferred gains and losses are included as part of the carrying amount of the asset acquired.

The Company and its subsidiaries are exposed to credit risk in the event of nonperformance by counterparties to futures and swap contracts, as well as non-performance by the counterparties of the transac-

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
tions which they are hedged against. The Company believes that the credit risk related to the futures and swap contracts is no greater than that associated with the primary contracts which they hedge, as these contracts are with major investment grade financial institutions, and that elimination of the price risk lowers the Company's overall business risk.

6. INVESTMENTS IN ENERGY SERVICES

A. IROQUOIS PIPELINE: A Company subsidiary, North East Transmission Co., Inc. (NETCO), owns an 11.4% interest in Iroquois Gas Transmission System, L.P. (Iro-quois), which partnership owns and operates a 375-mile pipeline from Canada to the Northeast. NETCO's investment in Iroquois was $20.1 million at September 30, 1994.

In 1992, Iroquois was informed by the U.S. Attorneys' Offices of various dis-tricts of New York of a civil investigation of alleged violations of the U.S. Army Corps of Engineers (COE) permit, a related State Water Quality Certifica-tion and/or the Federal Clean Water Act. Related agency investigations of mat-ters related to the construction of the Iroquois Pipeline have been commenced by COE and the Federal Energy Regulatory Commission (FERC). Civil penalties could be imposed if violations of Iroquois' COE and FERC authorizations are shown to have occurred. No proceedings in connection with these investigations have been commenced.

Also in 1992, a criminal investigation of Iroquois was initiated and is being conducted by Federal authorities pertaining to various matters related to the construction of the pipeline. To date, no criminal charges have been filed. Ir-oquois' management believes the pipeline construction and right-of-way activi-ties were conducted in a responsible manner. However, Iroquois deems it proba-ble that indictments will be sought in connection with this investigation and in them substantial fines and other sanctions.

Iroquois' management has been informed that meetings are expected with those responsible for the civil and criminal investigations, from time to time, both to gain an informed understanding of the focus and direction of the investiga-tion in order to defend itself and, if and when appropriate, to explore possi-ble resolutions that may be acceptable to all parties. Although the ultimate outcome of these matters cannot be predicted at this time, based on information currently available, the Company does not believe that the resolution of these matters will have a material adverse effect on its consolidated financial re-sults.

B. COGENERATION PROJECTS: A Company subsidiary, Gas Energy Inc. (GEI), through affiliates, owns a 50% partnership interest, and has invested approximately $47.5 million as of September 30, 1994, in a project to construct, own and op-erate a 100-megawatt cogeneration plant at John F. Kennedy International Air-port in Queens, New York. The estimated cost of the project is approximately $292 million, of which $175 million is being financed by proceeds from bonds issued by the Port Authority of New York and New Jersey and guaranteed by an international banking group. The partners are committed to make equal contribu-tions for project costs above $175 million. Construction of the project is scheduled for completion in 1995.

In addition, a project to construct, own and operate a 40-megawatt cogeneration plant at the State University of New York at Stony Brook is under construction. The debt financing is being provided through $79 million of tax-exempt Suffolk County Industrial Development Revenue Bonds and is guaranteed by a letter of credit issued by Toronto-Dominion Bank. Commercial operation is scheduled for the first quarter of 1995. Another Company subsidiary, Gas Energy Cogeneration, Inc., through affiliates, owns a 50% partnership interest in the project, esti-mated to cost $92.6 million. As of September 30, 1994, the subsidiary had funded $3.6 million of an expected total of $6.8 million as its share of the project.

7. ENVIRONMENTAL MATTERS

The Company is involved in environmental site investigation, implementation of interim remedial measures, and consideration of long-term remedial solutions at the former manufactured gas plant (MGP) site in Coney Island that was owned and operated by a predecessor

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
company. This property was the subject of a notice by the City of New York in
January 1993 alleging that the site presented an imminent and substantial en-
dangerment to health and the environment and stating that the City intended to bring a citizens' suit under the Federal Resource Conservation and Recovery Act and related statutes to compel cleanup and recover its own response costs. The
Company has denied the City's allegations, but has met informally with City of-
ficials, apprised them of the Company's own ongoing environmental investiga-
tion, and committed itself to keeping the City informed of developments. The
City has not filed suit as of this date.

In addition, the Company in cooperation with the U.S. Coast Guard has been re-sponding to pollution incidents, occurring and reported to governmental author-ities during the summer of 1993, involving the apparent seep of oil into Coney Island Creek from the Coney Island site. This response has included the con-struction of an interim response measure (IRM) to contain and recover any such oil seep. While expenses to date have not been material with respect to the pollution incident, the Coast Guard has not issued its final approval of this response measure and the Company cannot predict how long the IRM will operate or whether additional containment or response measures will be required or what such measures would cost.

In October 1994, the Company had an initial meeting with the New York State De-partment of Environmental Conservation (DEC) for the purpose of reaching a consensual agreement under state environmental laws for a long-term site man-agement plan for the Coney Island site. The discussions with the DEC to date have been preliminary and the Company is unable to predict which, if any, of the options discussed with the DEC might be mutually acceptable. Based on these preliminary discussions, the Company believes that long-term site management costs will be at least $8,000,000 and may be several times that amount, depend-ing upon the site management option finally negotiated with the DEC. A consensual agreement is not likely to be reached before the end of 1995. Ac-cordingly, as at September 30, 1994, the Company accrued a liability of $8,000,000 as the minimum estimate of costs most likely to be incurred and a corresponding regulatory asset, in addition to $4,100,000 of interim response costs previously recorded. Expenditures related to any negotiated site manage-ment plan will be over a number of years.

The Company has been approached by the City of New York with respect to another former MGP property regarding potential cost sharing of environmental cleanup costs. This property is currently owned by the City. The Company and the City have had several meetings but discussions are preliminary. Until it becomes clear that the property will in fact be developed by the City or a third party, or it is demonstrated that the property presents a significant environmental risk, the Company cannot determine its potential legal liabilities and/or fi-nancial exposure, if any, associated with this property.

The Company has notified several of its insurance carriers of potential claims regarding environmental cleanup liabilities. The Company's consideration of its potential insurance claims is continuing.

With the exception of the matters referenced above, no significant administra-tive or judicial proceedings involving the Company have been initiated with re-spect to any other MGP property. Although the potential cost of cleanup at these sites may be material if the Company is ever compelled to address these sites, the Company cannot at this time determine the cost or extent of any cleanup efforts if cleanup ultimately should be required.

In October 1994, the PSC approved the Company's July 1993 petition to defer the costs associated with environmental site investigation and remediation incurred in 1993 and thereafter, including the $4.1 million in interim response costs accrued in 1993 and the $8.0 million liability accrued as at September 30, 1994. In addition, as part of its October 1994 order approving the Company's three-year rate settlement, the PSC approved the deferral of environmental site investigation and remediation costs incurred after September 30, 1994. Pursuant to that order, rates commencing in October 1994 reflect the recovery of the

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
$4.1 million deferred interim response costs over a five year period, and the
Company may reflect in rates commencing October 1995 and October 1996, the de-
ferred balance of environmental site investigation and remediation costs ac-
crued as at September 30, 1994 and September 30, 1995, respectively, each over a five year period. The recovery of these costs in rates is conditioned upon the absence of a PSC determination that such costs have been unreasonable or imprudently incurred. In general, the Company believes that, based on applica-
ble law and prior PSC precedents with respect to similar expenditures incurred by other utilities in New York State, the Company will be permitted to recover its prudently incurred environmental site investigation and remediation costs in rates.

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
SUPPLEMENTARY INFORMATION (UNAUDITED)

QUARTERLY INFORMATION

SUMMARY OF QUARTERLY INFORMATION

The following is a table of financial data for each quarter of fiscal 1994 and 1993. The Company's business is influenced by seasonal weather conditions and the timing of approved base utility tariff rate changes. The effect on utility earnings of variations in revenues caused by abnormal weather is largely miti-gated by operation of a weather normalization adjustment contained in the Company's tariff.

- - ------------------------------------------------------------------------------
                             First      Second       Third       Fourth
                            Quarter     Quarter     Quarter      Quarter
- - ------------------------------------------------------------------------------
                           (Thousands of Dollars Except Per Share Data)
1994
 Operating revenues           371,478     548,970     240,661      177,521
 Operating income (loss)       53,125      83,561       4,085       (6,467)
 Income (loss) applicable
  to common stock              42,073      73,465      (7,690)     (20,815)
 Per common share:
  Earnings (loss) (a)            0.90        1.57       (0.16)       (0.44)
  Dividends declared           0.3375      0.3375      0.3375       0.3375
- - ------------------------------------------------------------------------------
1993
 Operating revenues           347,283     489,367     208,531      160,323
 Operating income (loss)       49,412      84,728       6,723      (17,763)
 Income (loss) applicable
  to common stock              40,434      71,737      (6,744)     (29,228)(b)
 Per common share:
  Earnings (loss) (a)            0.93        1.63       (0.15)       (0.66)
  Dividends declared             0.33        0.33        0.33         0.33
- - ------------------------------------------------------------------------------

(a) Quarterly earnings per share are based on the average number of shares out-standing during the quarter. Because of the increasing number of common shares outstanding in each quarter, the sum of quarterly earnings per share does not equal earnings per share for the year.
(b) Includes an after-tax gain of $12.5 million on the sale of a subsidiary's investment in a Canadian gas company and the write-off a subsidiary's invest-ment in a propane company, an after-tax charge of $11.5 million.

SUMMARY OF QUARTERLY COMMON STOCK INFORMATION

- - ----------------------------------------------------
                      First  Second   Third  Fourth
                     Quarter Quarter Quarter Quarter
- - ----------------------------------------------------
1994
 High                27 1/2  28 7/8  25 1/8  25 3/4
 Low                 24 7/8  23      22 1/8  23 1/2
 Close               27 3/8  23 3/4  24 3/8  24 7/8
 Shares Traded (000)  3,978   2,542   2,206   1,931
- - ----------------------------------------------------
1993
 High                22 3/4  27 3/8  27 3/4  27 7/8
 Low                 21 3/8  21 1/2  24 5/8  25 1/2
 Close               22 3/8  27      27 1/2  25 3/4
 Shares Traded (000)  1,769   1,804   1,860   3,309
- - ----------------------------------------------------

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
SUPPLEMENTAL GAS AND OIL DISCLOSURES
CAPITALIZED COSTS RELATING TO GAS AND OIL PRODUCING ACTIVITIES

- - -------------------------------------------------------------------
September 30,                                     1994        1993
- - -------------------------------------------------------------------
                                           (Thousands of dollars)
Unproved properties not being amortized    $    25,335  $    9,875
Properties being amortized-productive and
 nonproductive                                 240,572     187,856
- - -------------------------------------------------------------------
Total capitalized costs                        265,907     197,731
Accumulated depletion                         (109,885)    (84,907)
- - -------------------------------------------------------------------
Net capitalized costs                      $   156,022  $  112,824
- - -------------------------------------------------------------------

The following is a summary of the costs (in thousands of dollars) which are ex-cluded from the amortization calculation as of September 30, 1994, by year of acquisition: 1994-$18,703; 1993-$0; 1992-$3,573 and prior years-$3,059. The
Company cannot accurately predict when these costs will be included in the am-ortization base, but it is expected that these costs will be evaluated within the next five years.
COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

- - ------------------------------------------------------------------------------
                                 Total           United States      Canada
                        ----------------------- --------------- --------------
                           1994    1993    1992    1993    1992    1993   1992
- - ------------------------------------------------------------------------------
                                        (Thousands of dollars)
Acquisition of proper-
 ties--
 Unproved properties    $11,022 $ 5,289 $ 6,159 $ 4,937 $ 6,159 $   352 $   --
 Proved properties       28,370  40,091  13,624  30,541   8,206   9,550  5,418
Exploration              18,961   2,831   7,615   2,831   7,615      --     --
Development               9,781  16,588  13,436  11,238  12,681   5,350    755
- - ------------------------------------------------------------------------------
Total costs incurred    $68,134 $64,799 $40,834 $49,547 $34,661 $15,252 $6,173
- - ------------------------------------------------------------------------------

RESULTS OF OPERATIONS FROM GAS AND OIL PRODUCING ACTIVITIES

- - --------------------------------------------------------------------------------
                                 Total            United States       Canada
                        -----------------------  ---------------  --------------
                          1994*    1993    1992     1993    1992     1993   1992
- - --------------------------------------------------------------------------------
                                        (Thousands of dollars)
Revenues from gas and
 oil producing
 activities--
Sales to unaffiliated
 parties                $41,185 $43,076 $24,122  $31,745 $20,379  $11,331 $3,743
Sales to affiliates       2,023   1,482   1,802    1,482   1,802       --     --
- - --------------------------------------------------------------------------------
 Revenues                43,208  44,558  25,924   33,227  22,181   11,331  3,743
- - --------------------------------------------------------------------------------
Production and lifting
 costs                    5,360   8,608   5,065    4,232   3,363    4,376  1,702
Depletion                24,978  22,525  14,242   20,990  13,749    1,535    493
Impairment                   --      --  19,697       --  19,697       --     --
- - --------------------------------------------------------------------------------
 Total expenses          30,338  31,133  39,004   25,222  36,809    5,911  2,195
- - --------------------------------------------------------------------------------
Income (loss) before
 taxes                   12,870  13,425 (13,080)   8,005 (14,628)   5,420  1,548
Income taxes (benefit)    3,306   4,129  (5,556)   1,691  (6,253)   2,438    697
- - --------------------------------------------------------------------------------
Results of gas and oil
 producing activities
 (excluding corporate
 overhead and interest
 costs)                 $ 9,564 $ 9,296 $(7,524) $ 6,314 $(8,375) $ 2,982 $  851
- - --------------------------------------------------------------------------------

* Gas and oil operations were conducted predominantly in the United States in 1994.

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- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
SUPPLEMENTAL GAS AND OIL DISCLOSURES (CONTINUED)

The gas and oil reserves information is based on estimates of proved reserves attributable to the Company's interest as of September 30 of the years present-ed. These estimates principally were prepared by independent petroleum consul-tants. Proved reserves are estimated quantities of natural gas and crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows:

1) Estimates are made of quantities of proved reserves and future periods dur-ing which they are expected to be produced based on year-end economic conditions.

2) The estimated future cash flows are compiled by applying year-end prices of gas and oil relating to the Company's proved reserves to the year-end quan-tities of those reserves except for the reserves devoted to future produc-tion that is hedged. These reserves are priced at their respective hedge amount. Future price changes are considered only to the extent provided by contractual arrangements in existence at year-end.

3) The future cash flows are reduced by estimated production costs, costs to develop the proved reserves and certain abandonment costs, all based on year-end economic conditions.

4) Future income tax expenses are based on year-end statutory tax rates giving effect to the remaining tax basis in the gas and oil properties and other deductions, credits and allowances relating to the Company's proved gas and oil reserves.

5) Future net cash flows are discounted to present value by applying a discount rate of 10%.

The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's gas and oil reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, an-
ticipated future changes in prices and costs and a discount factor more repre-
sentative of the time value of money and the risks inherent in reserve esti-
mates.
- - --------------------------------------------------------------------------------

RESERVE QUANTITY INFORMATION

NATURAL GAS (MMCF)
- - --------------------------------------------------------------------------------

                                 Total              United States        Canada
                        -------------------------  ----------------  ---------------
                          1994*     1993     1992     1993     1992     1993    1992
- - -------------------------------------------------------------------------------------
                                        (Thousands of dollars)
Proved Reserves--
 Beginning of Year      108,847  111,664   69,042   84,171   69,042   27,493      --
 Revisions of previous
  estimates              (2,297)   9,036    5,094    1,438    5,094    7,598      --
 Extensions and discov-
  eries                  25,890    4,696   12,765    3,915   12,765      781      --
 Production             (22,814) (26,596) (14,302) (21,007) (12,252)  (5,589) (2,050)
 Purchases of reserves
  in place               34,931   91,016   39,065   40,330    9,522   50,686  29,543
 Sales of reserves in
  place                  (1,699) (80,969)      --       --       --  (80,969)     --
- - -------------------------------------------------------------------------------------
Proved Reserves--
 End of Year            142,858  108,847  111,664  108,847   84,171       --  27,493
- - -------------------------------------------------------------------------------------
Proved Developed Re-
 serves--
 Beginning of Year      100,454   93,417   60,826   65,924   60,826   27,493      --
- - -------------------------------------------------------------------------------------
 End of Year            110,225  100,454   93,417  100,454   65,924       --  27,493
- - -------------------------------------------------------------------------------------

 * Gas and oil reserves were located predominantly in the United States in 1994.

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
SUPPLEMENTAL GAS AND OIL DISCLOSURES (CONTINUED)


CRUDE OIL, CONDENSATE AND NATURAL GAS LIQUIDS (MBBLS)
- - --------------------------------------------------------------------------------

                                 Total           United States      Canada
                           --------------------  --------------  -------------
                           1994*    1993   1992    1993    1992    1993   1992
- - -------------------------------------------------------------------------------
                                      (Thousands of dollars)
Proved Reserves --
 Beginning of Year          443    2,304    488     520     488   1,784     --
 Revisions of previous es-
  timates                  (140)     184     29     (91)     29     275     --
 Extensions and discover-
  ies                       155        3     90       3      90      --     --
 Production                 (96)    (320)  (220)   (109)   (106)   (211)  (114)
 Purchases of reserves in
  place                     495      121  1,917     120      19       1  1,898
 Sales of reserves in
  place                     (50)  (1,849)    --      --      --  (1,849)    --
- - -------------------------------------------------------------------------------
Proved Reserves --
 End of Year                807      443  2,304     443     520       0  1,784
- - -------------------------------------------------------------------------------
Proved Developed Re-
 serves --
 Beginning of Year          407    2,239    424     455     424   1,784     --
- - -------------------------------------------------------------------------------
 End of Year                543      407  2,239     407     455      --  1,784
- - -------------------------------------------------------------------------------

* Gas and oil reserves were located predominantly in the United States in 1994.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED GAS
AND OIL RESERVES
- - --------------------------------------------------------------------------------

                                                             Total
                                                    ------------------------
                                                           1994         1993
- - -----------------------------------------------------------------------------
                                                    (Thousands of dollars)
Future cash flow                                    $   249,437  $   247,117
Future costs--
 Production                                             (47,149)     (51,199)
 Development                                            (22,241)     (12,552)
- - -----------------------------------------------------------------------------
Future net inflows before income tax                    180,047      183,366
Future income taxes                                     (26,930)     (32,804)
- - -----------------------------------------------------------------------------
Future net cash flows                                   153,117      150,562
10% discount factor                                     (44,983)     (40,155)
- - -----------------------------------------------------------------------------
Standardized measure of discounted future net cash
 flows                                              $   108,134  $   110,406
- - -----------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
SUPPLEMENTAL GAS AND OIL DISCLOSURES (CONTINUED)


CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM PROVED
RESERVE QUANTITIES
- - --------------------------------------------------------------------------------

                              1994             1993                         1992
                          --------  ----------------------------  ---------------------------
                                               United                        United
                             TOTAL   Total     States    Canada    Total     States   Canada
- - ----------------------------------------------------------------------------------------------
                                             (Thousands of dollars)
Standardized measure -
  beginning of year       $110,406  $ 90,665  $ 76,695  $ 13,970    50,359  $ 50,359  $    --
Sales and transfers, net
 of production costs       (37,848)  (35,950)  (28,995)   (6,955)  (20,859)  (18,818)  (2,041)
Net change in sales and
 transfer prices, net of
 production costs          (25,005)    4,001     7,011    (3,010)    9,939     9,939       --
Extensions and
 discoveries and
 improved recovery, net
 of future production       15,536     6,554     5,994       560    14,592    14,592       --
Changes in estimated
 future development
 costs                      (1,016)   (8,281)   (8,281)       --    (1,261)   (1,261)      --
Development costs
 incurred during the
 period that reduced
 future development
 costs                       6,381    12,354    12,354        --     5,317     5,317       --
Revisions of quantity
 estimates                  (2,917)    6,195     1,926     4,269     5,709     5,709       --
Accretion of discount       12,397    11,033     8,921     2,112     6,030     6,030       --
Net change in income
 taxes                       4,001    (3,079)   (1,045)   (2,034)  (10,133)   (2,579)  (7,554)
Purchases of reserves in
 place                      27,561    61,410    40,548    20,862    33,638    10,073   23,565
Sales of reserves in
 place                      (2,110)  (27,539)       --   (27,539)       --        --       --
Changes in production
 rates (timing) and
 other                         748    (6,956)   (4,721)   (2,235)   (2,666)   (2,666)      --
- - ----------------------------------------------------------------------------------------------
Standardized measure -
  end of year             $108,134  $110,406  $110,406  $     --  $ 90,665  $ 76,695  $13,970
- - ----------------------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------

- - --------------------------------------------------------------------------------
SUMMARY OF SELECTED FINANCIAL DATA AND STATISTICS
- - --------------------------------------------------------------------------------

For Years Ended September 30,        1994        1993        1992       1991       1990
- - ----------------------------------------------------------------------------------------
                                   (Thousands of Dollars Except Per Share Data)
INCOME SUMMARY
Operating revenues
  Utility sales                $1,279,638  $1,145,315  $1,038,061  $ 951,711  $ 944,295
  Gas production and other         58,992      60,189      36,799     25,550     49,564
- - ----------------------------------------------------------------------------------------
Total operating revenues        1,338,630   1,205,504   1,074,860    977,261    993,859
Operating expenses
  Cost of gas                     560,657     466,573     402,137    373,048    406,439
  Operation and maintenance       381,696     363,792     333,984    302,171    299,611
  Depreciation and depletion       69,611      64,779      73,930     42,644     48,644
  General taxes                   150,743     144,827     135,549    136,245    126,928
  Federal income tax               41,619      42,433      30,812     27,017     18,969
- - ----------------------------------------------------------------------------------------
Operating income                  134,304     123,100      98,448     96,136     93,268
Income (loss) from energy
 services investments               5,689       1,150      (1,041)       136        229
Other, net                         (2,338)     (3,379)      2,935      2,949      5,953
Gain on sale of investment in
 Canadian gas company                  --      20,462          --         --         --
Write - off of investment in
 propane company                       --     (17,617)         --         --         --
Federal income tax benefit            921         950       1,593      3,050      2,087
Interest charges                   51,192      48,103      42,062     40,462     45,101
- - ----------------------------------------------------------------------------------------
Net income                         87,384      76,563      59,873     61,809     56,436
Dividends on preferred stock          351         364       2,078      3,847      3,922
- - ----------------------------------------------------------------------------------------
Income available for common
 stock                         $   87,033  $   76,199  $   57,795  $  57,962  $  52,514
- - ----------------------------------------------------------------------------------------
FINANCIAL SUMMARY
Common stock information
  Per share
   Earnings ($)                      1.85        1.73        1.35       1.45       1.43
   Cash dividends declared
    ($)                              1.35        1.32        1.29       1.27       1.23
   Book value, year - end
    ($)                             16.27       15.55       14.56      14.37      13.69
   Market value, year - end
    ($)                            24 7/8      25 3/4      22 3/8     20 5/8     18 7/8
  Average shares outstanding
   (000)                           46,980      44,042      42,882     39,894     36,798
  Shareholders of record           35,233      30,925      31,367     30,749     31,230
  Daily average shares traded      42,100      33,100      26,900     30,500     20,700
Capital expenditures ($)          199,572     204,514     173,467    147,745    134,458
Total assets ($)                2,029,074   1,897,847   1,748,027  1,717,493  1,460,728
Common equity ($)                 774,236     721,076     632,254    607,573    510,489
Preferred stock, redeemable
 ($)                                7,200       7,500       7,800     44,467     45,389
Long - term debt ($)              701,377     689,300     682,031    685,413    534,093
Total capitalization ($)        1,482,813   1,417,876   1,322,085  1,337,453  1,089,971
Earnings to fixed charges
 (times)                             3.21        3.19        2.86       2.95       2.47
- - ----------------------------------------------------------------------------------------
UTILITY OPERATING STATISTICS
Gas data (MDTH)
  Firm sales                      133,513     128,972     122,476    108,694    114,300
  Other gas sales and
   transportation                  42,392      25,032      23,706     15,963     11,726
  Maximum daily capacity,
   year - end                       1,256       1,258       1,199      1,179      1,129
  Maximum daily send out            1,022         915         904        837        855
Total active meters (000)           1,122       1,119       1,117      1,111      1,106
Heating customers (000)               446         441         436        428        419
Degree days (normal 4,824;
 leap year 4,851)                   4,974       4,802       4,659      3,971      4,614
  Colder (Warmer) than normal
   (%)                                3.1          --        (4.0)     (19.0)      (5.8)
- - ----------------------------------------------------------------------------------------

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                     DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
- - --------------------------------------------------------------------------------
Page 2               There appears a photograph of R.B. Catel
- - --------------------------------------------------------------------------------
Page 2               There appears a photograph of K.I. Chenault
- - --------------------------------------------------------------------------------
Page 3               There appears a photograph of E.D. Miller
- - --------------------------------------------------------------------------------
Page 3               There appears a photograph of D.H. Elliott
- - --------------------------------------------------------------------------------
Page 4               There appears a photograph of R. Pratt, Jr.
- - --------------------------------------------------------------------------------
Page 4               There appears a photograph of A.S. Christensen
- - --------------------------------------------------------------------------------
Page 4               There appears a photograph of A.H. Fishman
- - --------------------------------------------------------------------------------
Page 4               There appears a photograph of J.Q. Riordan
- - --------------------------------------------------------------------------------
Page 8               Performance Graph